UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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Genentech, Inc.

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1 DNA Way
South San Francisco, California 94080-4990

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Tuesday, April 15, 2008

TIME	10:00 a.m., Pacific Daylight Time

PLACE	Four Seasons Hotel 2050 University Avenue East Palo Alto, CA 94303

ITEMS OF BUSINESS	1. To elect seven members of the Board of Directors, each to serve until the 2009 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

2. To approve an amendment of our 1991 Employee Stock Plan to authorize the sale of an additional 10,000,000 shares.

3. To ratify Ernst & Young LLP as our independent registered public accounting firm for 2008.

4. To consider any other matters properly brought before the stockholders at the 2008 Annual Meeting of Stockholders or at any adjournment or postponement of the annual meeting.

RECOMMENDATIONS OF THE BOARD	The Board of Directors recommends a vote FOR items 1, 2 and 3.

RECORD DATE	You are entitled to vote at the 2008 Annual Meeting of Stockholders if you were a stockholder at the close of business on Tuesday, February 19, 2008.

ADMISSION	Admittance to the annual meeting will be limited to stockholders. If you are a stockholder of record, you may be asked to present proof of identification for admission to the annual meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present proof of identification and a statement from your broker, bank or other nominee, reflecting your beneficial ownership of Genentech, Inc. common stock as of February 19, 2008, as well as a proxy from the record-holder to you, for admission to the annual meeting. Please be prepared to provide this documentation if requested.

VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS	The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at www.gene.com/gene/ir/financials/annual-reports/2007/.

By Order of the Board of Directors,

STEPHEN G. JUELSGAARD
  Executive Vice President, Chief
  Compliance Officer and Secretary

This Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying proxy card are being distributed on or about March 12, 2008

ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
RELATIONSHIP WITH ROCHE
PROPOSAL 1 -- ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
BOARD COMMITTEES AND MEETINGS
CORPORATE GOVERNANCE
2007 DIRECTOR COMPENSATION
PROPOSAL 2 -- AMENDMENT OF THE 1991 EMPLOYEE STOCK PLAN
1991 PLAN BENEFITS
EQUITY COMPENSATION PLANS
PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE MATTERS
AUDIT COMMITTEE REPORT
BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OF NAMED EXECUTIVE OFFICERS
COMPENSATION COMMITTEE MATTERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
OTHER MATTERS
APPENDIX A
PROXY CARD

ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS

Genentech, Inc. offers electronic delivery of materials for its 2008 Annual Meeting of Stockholders. As an alternative to receiving printed copies of these materials in future years, you can elect to receive an e-mail which will provide an electronic link to these documents as well as allow you the opportunity to conduct your voting online. By registering for electronic delivery, you can conveniently receive stockholder communications as soon as they are available without waiting for them to arrive via postal mail. You can also reduce the number of documents in your personal files, eliminate duplicate mailings, help us reduce our printing and mailing expenses and conserve natural resources.

HOW TO ENROLL

Stockholders of Record

You are a stockholder of record if you hold your shares in certificate form. If you vote on the Internet at www.investorvote.com/dna, simply follow the directions for enrolling in the electronic delivery service. Stockholders of record may enroll in the electronic delivery service at any time in the future by going directly to www.computershare.com/us/ecomms. Employees with shares in the Genentech, Inc. Tax Reduction Plan may go to www.econsent.com/dna and following the instructions provided.

Beneficial Stockholders

You are a beneficial stockholder if your shares are held by a brokerage firm, bank or other nominee. Please check with your bank, broker or relevant nominee regarding the availability of this service.

If you have any questions about electronic delivery, please contact our Investor Relations Department by phone at (650) 225-4150 or by e-mail at investor.relations@gene.com.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The enclosed Proxy Statement is being solicited on behalf of the Board of Directors (the “Board of Directors” or “Board”) of Genentech, Inc., a Delaware corporation (the “Company” or “Genentech”), and are for use at the 2008 Annual Meeting of Stockholders (“Annual Meeting”). The Annual Meeting will take place at 10:00 a.m. Pacific Daylight Time on April 15, 2008. You are invited to attend the Annual Meeting and requested to vote on the proposals described in this Proxy Statement.

Q:	Are proxy materials available on the Internet?

A:	Yes. You may access the proxy statement, the proxy card and annual report at www.gene.com/gene/ir/financials/annual-reports/2007/ and vote online at www.investorvote.com/dna.

Q:	Who can vote at the Annual Meeting?

A:	Stockholders who owned our common stock (“Common Stock”) of record on February 19, 2008 may vote at the Annual Meeting. As of February 19, 2008, there were 1,053,247,154 shares of Common Stock outstanding, each entitled to one vote.

Q:	What is the proxy card?

A:	The proxy card enables you to appoint Arthur D. Levinson and Stephen G. Juelsgaard as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing Dr. Levinson and Mr. Juelsgaard to vote your shares at the meeting as you have instructed them on the proxy card. This way, you can vote your shares whether or not you attend the meeting.

Q:	What am I voting on?

A:	We are asking you to vote on the following items:

• the election of directors to serve until the 2009 Annual Meeting of Stockholders;

• the approval of an amendment of our 1991 Employee Stock Plan to authorize the sale of an additional 10,000,000 shares; and

• the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2008.

Q:	How do I vote?

A:	BY MAIL: Please complete and sign your proxy card and mail it in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal is properly presented for a vote at the Annual Meeting that is not on the proxy card, your shares will be voted in the best judgment of Dr. Levinson and Mr. Juelsgaard. If you submit your proxy card but do not mark your voting instructions on the proxy card, your shares will be voted as follows:

• FOR the named nominees as directors;

• FOR approval of an amendment of our 1991 Employee Stock Plan to authorize the sale of an additional 10,000,000 shares;

• FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

• according to the best judgment of Dr. Levinson and Mr. Juelsgaard if a proposal that is not on the proxy card comes up for a vote at the meeting.

BY TELEPHONE: Please follow the “Vote by Telephone” instructions that accompanied your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

BY INTERNET: Please follow the “Vote by Internet” instructions that accompanied your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

IN PERSON: We will pass out written ballots to anyone who wants to vote in person at the Annual Meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the meeting. Holding shares in “street name” means that you hold them through a brokerage firm, bank, or other nominee, and, therefore, the shares are not held in your individual name in the records maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”).

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold your shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please complete and return all the proxy cards you receive to ensure that all your shares are voted.

Q:	Can I change my vote?

A:	You may revoke your proxy and change your vote by:

• signing another proxy card with a later date and returning it before the polls close at the Annual Meeting;

•    voting on a later date over the Internet or by telephone (only your latest Internet or telephone proxy submitted by the deadlines printed on your proxy card and prior to the Annual Meeting will be counted); or

• voting in person at the Annual Meeting.

Q:	How many shares must be present to hold the Annual Meeting?

A:	To hold the Annual Meeting and conduct business, a majority of the Company’s outstanding shares as of February 19, 2008 must be present in person or by proxy at the meeting. This is called a quorum. Shares are counted as present at the meeting if the stockholder either:

• is present and votes in person at the meeting; or

• has properly submitted a proxy or voted by telephone or Internet.

Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when shares held by a stockholder in street name are not voted with respect to a proposal because the broker has not received voting instructions from the stockholder, and the broker lacks discretionary voting power to vote the shares.

Q:	How many votes must nominees for director receive to be elected?

A:	Because seven (7) directors are to be elected at the Annual Meeting, the seven nominees receiving the highest number of votes FOR election will be elected, even if that does not represent a majority.

Q:	How many votes must the approval of an amendment to our 1991 Employee Stock Plan to authorize the sale of an additional 10,000,000 shares receive to be approved?

A:	The approval of an amendment to our 1991 Employee Stock Plan to authorize the sale of an additional 10,000,000 shares will be approved if a majority of the shares present at the meeting in person or by proxy vote FOR approval.

Q:	How many votes must the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008 receive to be approved?

A:	The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2008 will be approved if a majority of the shares present at the meeting in person or by proxy vote FOR approval.

Q:	How are votes counted?

A:	You may vote either FOR each director nominee or WITHHOLD your vote from any one or more of the nominees.

You may vote FOR or AGAINST or ABSTAIN from voting on the amendment to our 1991 Employee Stock Plan to authorize the sale of an additional 10,000,000 shares.

You may vote FOR or AGAINST or ABSTAIN from voting on the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm for 2008.

If you abstain from voting on these proposals, it will have the same effect as a vote AGAINST the proposal. Broker non-votes, although counted toward the quorum, will not count as votes cast with respect to the matter as to which the broker has expressly not voted. Voting results are tabulated and certified by our transfer agent, Computershare.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable and customary fees and expenses in forwarding proxy materials to our stockholders. Our employees may also solicit proxies through mail, telephone, the Internet or other means, but they do not receive additional compensation for providing those services.

RELATIONSHIP WITH ROCHE

Arrangements between Genentech and Roche

In June 1999, we redeemed all of our callable putable common stock (“Special Common Stock”) held by stockholders other than Roche Holdings, Inc. (“Roche”) for cash pursuant to a contractual obligation with Roche that gave Roche the right to require such a redemption. Upon completion of the redemption, Roche’s ownership percentage of our Special Common Stock was 100%. In July and October of 1999 and March 2000, Roche completed public offerings of our Common Stock and in January 2000, Roche completed an offering of its zero-coupon notes exchangeable for our Common Stock held by Roche. At the conclusion of these public offerings in March 2000, Roche’s ownership of our Common Stock was 58.9%. On December 31, 2007, Roche’s ownership of our Common Stock was 55.8%.

During the period that Roche owned all of our outstanding equity, we amended our Certificate of Incorporation and entered into an affiliation agreement with Roche that enabled our current management to conduct our business and operations as we had done in the past while at the same time reflecting Roche’s ownership in us. The affiliation agreement is for the exclusive benefit of Roche and can be amended at any time by Roche and us. We also amended our bylaws to provide Roche with certain proportional representation rights with respect to membership on our Board of Directors and committees.

Our Amended and Restated Certificate of Incorporation provides that the provisions of our bylaws described under “Composition of Board of Directors,” “Roche’s Right to Proportional Representation,” “Membership of Committees” and “Nomination of Directors,” may be repealed or amended only by a 60% vote of our stockholders. However, Roche’s right to nominate a number of directors proportional to Roche’s ownership interest until Roche’s ownership interest is less than 5%, may be repealed or amended only by a 90% vote of our stockholders.

The provisions of the affiliation agreements described below under “Roche Approval Required for Certain Actions” and “Licensing and Marketing Agreements” will terminate if Roche owns less than 40% of our stock.

Under our bylaws and for the purposes of the discussion below in this section, unless otherwise noted, an independent director is a director who is not:

•	one of our officers;

•	an employee, director, principal stockholder or partner of Roche or any Roche affiliate; or

•	an employee, director, principal stockholder or partner of an entity (other than Genentech) that depended on Roche for more than 10% of his, her or its revenues or earnings in its most recent fiscal year.

Composition of Board of Directors

As prescribed by our bylaws, our Board currently consists of seven members: three nominees of Roche, one of our executive officers and three independent directors. All of our directors other than those designated by Roche are nominated by the Nominations Committee of the Board. See “Board Committees and Meetings − Director Nomination.” The Board has the authority to further increase the size of the board from time to time. Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

Roche’s Right to Proportional Representation

Under our bylaws, Roche is entitled to representation on our Board proportional to its ownership interest in our Common Stock. Roche is entitled to have a number of directors equal to its percentage ownership of our Common Stock times the total number of directors, rounded up to the next whole number if Roche’s ownership interest is greater than 50% and rounded down if it is less than or equal to 50%. Upon Roche’s request, we will immediately take action to increase the size of our Board or to fill the vacancies by electing Roche nominees in order to achieve Roche’s proportional representation.

If Roche’s ownership interest of our Common Stock falls below 40%, the Roche directors will resign to the extent Roche’s representation exceeds its proportional ownership interest. The number of directors required to resign shall be rounded up to the next whole number. Roche shall thereafter be entitled to nominate a number of directors proportional to Roche’s ownership interest rounded down to the next whole number, until Roche’s ownership interest is less than 5%.

Membership of Committees

We have five committees of the Board:

•	Audit Committee (the “Audit Committee”);

•	Compensation Committee (the “Compensation Committee”);

•	Corporate Governance Committee (the “Corporate Governance Committee”);

•	Executive Committee (the “Executive Committee”); and

•	Nominations Committee (the “Nominations Committee”).

Roche is entitled to designate at least one member of each committee and, upon providing notice to the Company, is entitled to proportional representation on each committee. However, under the Sarbanes–Oxley Act of 2002 (the “Sarbanes−Oxley Act”) and rules of the Securities and Exchange Commission (the “SEC”) promulgated thereunder as well as New York Stock Exchange (“NYSE”) rules relating to corporate governance, no Roche director may be a member of the Audit Committee. Roche’s committee members may designate another Roche director to serve as their alternates on any committee.

Under our bylaws, the Nominations Committee is required to have three members. Any time that Roche’s ownership percentage of our stock is equal to or greater than 80%, the Nominations Committee is to be comprised of two Roche nominees and one independent director. Any time that Roche’s ownership percentage of our stock is less than 80%, the Nominations Committee is to be comprised of a number of Roche nominees equal to Roche’s ownership percentage times three, rounded up to the next whole number if Roche’s total voting power is greater than 50% and rounded down if Roche’s total voting power is less than or equal to 50%. However, Roche may not have more than two nominees at any time. Roche currently has two nominees on the Nominations Committee.

Nomination of Directors

A majority of the members of the Nominations Committee must approve the nomination of any person for director not designated by Roche.

Roche Approval Required for Certain Actions

Without the prior approval of the Roche directors, we may not approve:

•	any acquisition constituting a substantial portion of our business or assets;

•	any sale, lease, license, transfer or other disposal of all or a substantial portion of our business or assets not in the ordinary course of our business;

•	any issuance of capital stock other than (1) issuances pursuant to employee incentive plans not exceeding 5% of our voting stock, (2) issuances upon the exercise, conversion or exchange of any of our outstanding capital stock, and (3) other issuances not exceeding 5% of our voting stock in any 24 month period; and

•	any repurchase or redemption of our capital stock other than (1) a redemption required by the terms of a security and (2) purchases made at fair market value in connection with any of our deferred compensation plans.

For purposes of the first and second bullet points of the previous paragraph, unless a majority of the Board of Directors has made a contrary determination in good faith, a “substantial portion of our business or assets” shall mean a portion of our business or assets accounting for 10% or more of our consolidated total assets, contribution to net income or revenues. If Roche makes a request for proportional representation on the Board, until the Roche designees take office as directors, we may not take any action not in the ordinary course of business without Roche’s consent.

Registration Rights

We have agreed to use our best efforts to file one or more registration statements under the Securities Act of 1933, as amended (the “Securities Act”) in order to permit Roche to offer and sell shares of our Common Stock.

Generally, we will pay all expenses incident to the performance of our obligations with respect to the registration of Roche’s shares of our Common Stock except that Roche has agreed to pay certain expenses to be directly incurred by Roche, including underwriting fees, discounts and commissions and counsel fees. In addition, we are only required to pay for two registrations within a 12-month period. We and Roche have each agreed to customary indemnification and contribution provisions with respect to liability incurred in connection with these registrations.

Dispositions by Roche

If Roche and its affiliates sell their majority ownership in our Common Stock to a successor, Roche will cause the successor to purchase all shares of our Common Stock not held by Roche:

•	if the consideration is entirely in either cash or equity traded on a U.S. national securities exchange, with consideration in the same form and amounts per share as received by Roche and its affiliates; or

•	in any other case, with consideration either in the same form and amounts per share as received by Roche and its affiliates or with consideration that has a value per share not less than the weighted average value per share received by Roche and its affiliates as determined by an investment bank of nationally recognized standing appointed by a committee of independent directors.

Roche has agreed to cause the buyer of our Common Stock to agree to be bound by the obligations described in the preceding paragraph as well as the obligations described under “Business Combinations with Roche” and “Compulsory Acquisitions” below. We have agreed that the buyer shall be entitled to succeed to Roche’s rights described under “Roche’s Ability to Maintain its Percentage Ownership Interest in Our Stock” below.

Business Combinations with Roche

Roche has agreed that, as a condition to any merger of the Company with Roche or its affiliates or the sale of substantially all of our assets to Roche or its affiliates, either:

•	the merger or sale must be authorized by a favorable vote at any meeting of a majority of the shares of Common Stock not owned by Roche, provided that no person or group shall be entitled to cast more than 5% of the votes cast at the meeting; or

•	in the event a favorable vote is not obtained, the value of the consideration to be received by the holders of our Common Stock, other than Roche, shall be equal to or greater than the average of the means of the ranges of fair values for the Common Stock as determined by two investment banks of nationally recognized standing appointed by a committee of independent directors.

Roche has agreed that it will not sell any shares of our Common Stock in the 90 days immediately preceding any proposal by Roche for a merger with us. Roche also agreed that in the event of any merger of the Company with Roche or its affiliates or sale of substantially all of our assets to Roche or its affiliates, each unvested option outstanding under our stock option plans will:

•	be accelerated and become exercisable immediately prior to the consummation of the transaction for the total number of shares of Common Stock covered by the option;

•	become exchangeable upon the consummation of the transaction for deferred cash compensation, which vests on the same schedule as the shares of the Common Stock covered by the option, having a value equal to the product of (A) the number of shares covered by the option and (B) the amount which Roche, in its reasonable judgment, considers to be equivalent in value to the consideration per share received by Common Stock holders in the transaction other than Roche, minus the exercise price per share of the option; or

•	be canceled in exchange for a replacement option to purchase stock of the surviving corporation in the transaction with the terms of the option to provide value equivalent, as determined by Roche in its reasonable discretion, to that of the canceled option.

Compulsory Acquisitions

If Roche owns more than 90% of our Common Stock for more than two months, Roche has agreed to, as soon as reasonably practicable, effect a merger of the Company with Roche or an affiliate of Roche.

The merger shall be conditioned on the vote or the valuation described under the first two bullets of “Business Combinations with Roche” above.

Roche’s Ability to Maintain its Percentage Ownership Interest in Our Stock

Our affiliation agreement with Roche provides, among other things, that with respect to any issuance of our Common Stock in the future, we will repurchase a sufficient number of shares so that immediately after such issuance, the percentage of our Common Stock owned by Roche will be no lower than 2% below the “Minimum Percentage” (subject to certain conditions). The Minimum Percentage equals the lowest number of shares of our Common Stock owned by Roche since the July 1999 offering (to be adjusted in the future for dispositions of shares of our Common Stock by Roche as well as for stock splits or stock combinations) divided by 1,018,388,704 (to be adjusted in the future for stock splits or stock combinations), which is the number of shares of our Common Stock outstanding at the time of the July 1999 offering, as adjusted for stock splits. We have repurchased shares of our Common Stock since 2001. The affiliation agreement also provides that, upon Roche’s request, we will repurchase shares of our Common Stock to increase Roche’s ownership to the Minimum Percentage. In addition, Roche will have a continuing option to buy stock from us at prevailing market prices to maintain its percentage ownership interest. Under the terms of the affiliation agreement, Roche’s Minimum Percentage is 57.7%, and Roche’s ownership percentage is to be no lower than 55.7%. At December 31, 2007, Roche’s ownership percentage was 55.8%.

Licensing and Marketing Agreements

We have a July 1999 Amended and Restated Licensing and Marketing Agreement with F. Hoffmann-La Roche Ltd (“Hoffmann-La Roche”) and its affiliates granting Hoffmann-La Roche an option to license, use and sell our products in non-U.S. markets. The major provisions of that agreement include the following:

•	Hoffmann-La Roche’s option expires in 2015;

•	Hoffmann-La Roche may exercise its option to license our products upon the occurrence of any of the following: (1) upon the filing of an Investigational New Drug Application (or “IND”)

for a product, (2) completion of the first Phase II trial for a product or (3) completion of a Phase III trial for that product, if Hoffmann-La Roche previously paid us a fee of $10 million to extend its option on a product;

•	if Hoffmann-La Roche exercises its option to license a product, it has agreed to reimburse Genentech for development costs as follows: (1) if exercise occurs upon the filing of an IND, Hoffmann-La Roche will pay 50% of development costs incurred prior to the filing and 50% of development costs subsequently incurred, (2) if exercise occurs at the completion of the first Phase II trial, Hoffmann-La Roche will pay 50% of development costs incurred through completion of the trial, 75% of development costs subsequently incurred for the initial indication, and 50% of subsequent development costs for new indications, formulations or dosing schedules, (3) if the exercise occurs at the completion of a Phase III trial, Hoffmann-La Roche will pay 50% of development costs incurred through completion of Phase II, 75% of development costs incurred through completion of Phase III, and 75% of development costs subsequently incurred, and $5 million of the option extension fee paid by Hoffmann-La Roche to preserve its right to exercise its option at the completion of a Phase III trial will be credited against the total development costs payable to Genentech upon the exercise of the option, and (4) each of Genentech and Hoffmann-La Roche have the right to “opt-out” of developing an additional indication for a product for which Hoffmann-La Roche exercised its option, and would not share the costs or benefits of the additional indication, but could “opt-back-in” within 30 days of decision to file for approval of the indication by paying twice what they would have owed for development of the indication if they had not opted out;

•	we agreed, in general, to manufacture for and supply to Hoffmann-La Roche its clinical requirements of our products at cost, and its commercial requirements at cost plus a margin of 20%; however, Hoffmann-La Roche will have the right to manufacture our products under certain circumstances;

•	Hoffmann-La Roche has agreed to pay, for each product for which Hoffmann-La Roche exercises its option upon the filing of an IND or completion of the first Phase II trial, a royalty of 12.5% on the first $100 million on its aggregate sales of that product and thereafter a royalty of 15% on its aggregate sales of that product in excess of $100 million until the later in each country of the expiration of our last relevant patent or 25 years from the first commercial introduction of that product;

•	Hoffmann-La Roche will pay, for each product for which Hoffmann-La Roche exercises its option after completion of a Phase III trial, a royalty of 15% on its sales of that product until the later in each country of the expiration of our last relevant patent or 25 years from the first commercial introduction of that product; however, $5 million of any option extension fee paid by Hoffmann-La Roche will be credited against royalties payable to us in the first calendar year of sales by Hoffmann-La Roche in which aggregate sales of that product exceed $100 million; and

•	For certain products for which Genentech is paying a royalty to Biogen-Idec, including Rituxan, Hoffman-La Roche shall pay Genentech a royalty of 20% on sales of such product. Once Genentech is no longer obligated to pay a royalty to Biogen-Idec on sales of such products, Hoffman-La Roche shall then pay Genentech a royalty on sales of 10% on the first $75 million on its aggregate sales of that product and thereafter a royalty of 8% on its aggregate sales of that product in excess of $75 million until the later in each country of the expiration of our last relevant patent or 25 years from the first commercial introduction of that product.

We have further amended this licensing and marketing agreement with Hoffmann-La Roche to delete or add certain Genentech products under Hoffman-La Roche’s commercialization and marketing rights for Canada.

We also have a July 1998 licensing and marketing agreement related to anti-HER2 antibodies (Herceptin and pertuzumab) with Hoffmann-La Roche, providing them with exclusive marketing rights outside of the U.S. Under the agreement, Hoffmann-La Roche funds one-half the global development costs incurred in connection with developing anti-HER2 antibody products under the agreement. Either Genentech or Hoffmann-La Roche has the right to “opt-out” of developing an additional indication for a product and would not share the costs or benefits of the additional indication, but could “opt-back-in” 30 days of decision to file for approval of the indication by paying twice what would have been owed for development of the indication if no opt-out had occurred. Hoffmann-La Roche has also agreed to make royalty payments of 20% on aggregate net product sales outside the U.S. up to $500 million in each calendar year and 22.5% on such sales in excess of $500 million in each calendar year.

Research Collaboration Agreement

We have an April 2004 research collaboration agreement with Hoffmann-La Roche that outlines the process by which Hoffmann-La Roche and Genentech may agree to conduct and share in the costs of joint research on certain molecules. The agreement further outlines how development and commercialization efforts will be coordinated with respect to select molecules, including the financial provisions for a number of different development and commercialization scenarios undertaken by either or both parties.

Tax Sharing Agreement

We have a tax sharing agreement with Roche. If we and Roche elect to file a combined state and local tax return in certain states where we may be eligible, our tax liability or refund with Roche for such jurisdictions will be calculated on a stand alone basis.

Supply Agreements

We signed two new product supply agreements with Hoffmann-La Roche (and certain of its affiliates) in July 2006, each of which was amended in November 2007. An umbrella supply agreement supersedes our existing product supply agreements with Hoffmann-La Roche (and certain of its affiliates), and a short-term supply agreement supplements the terms of umbrella supply agreement. Under the short-term supply agreement, Hoffman-La Roche (and certain of its affiliates) has agreed to purchase specified amounts of Herceptin, Avastin and Rituxan through 2008. Under the umbrella supply agreement, Hoffman-La Roche (and certain of its affiliates) has agreed to purchase specified amounts of Herceptin and Avastin through 2012 and, on a perpetual basis, either party may order, other collaboration products from the other party, including Herceptin and Avastin after 2012, pursuant to certain forecast terms. The umbrella supply agreement also provides that either party may terminate its obligation to purchase and/or supply Avastin and/or Herceptin with six years notice on or after December 31, 2007. To date, we have not received such notice of termination from Roche.

See “Certain Relationships and Related Person Transactions” on page 43 for further information about our agreements with Hoffmann-La Roche.

PROPOSAL 1 — ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

Our Board of Directors is elected each year at the Annual Meeting. Our Board is currently comprised of the following seven directors as provided for in our bylaws:

•	three independent directors: Herbert W. Boyer, Debra L. Reed and Charles A. Sanders;

•	one of our executive officers: Arthur D. Levinson, who is also the Chairman of the Board; and

•	three Roche directors: William M. Burns, Erich Hunziker and Jonathan K. C. Knowles.

Each of the incumbent directors is a current nominee for director on our Board. All of these nominees for director, if elected, will serve until the 2009 Annual Meeting of Stockholders or until a successor is elected or appointed, and we expect each of these nominees to be able to serve if elected. If a director nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for any other person the Board of Directors may select or who may be properly nominated by a Genentech stockholder.

The persons named in the enclosed proxy card will vote your proxy for the election of each of these nominees unless you indicate otherwise. Proxies may not be voted for a greater number of persons than the nominees named below.

The following information outlines the name and age of each nominee for director (as of December 31, 2007), his or her current principal occupation, any other position held with the Company, and the period during which he or she has served as a director of the Company:

			Director
Name	Age	Principal Occupation/Position Held	since

Herbert W. Boyer, Ph.D.	71	Retired co-founder of Genentech and Professor Emeritus of Biochemistry and Biophysics at University of California at San Francisco	1976
William M. Burns	60	Chief Executive Officer of the Pharmaceuticals Division and Member of the Corporate Executive Committee, The Roche Group	2004
Erich Hunziker, Ph.D.	54	Chief Financial Officer and Deputy Head of the Corporate Executive Committee, The Roche Group	2004
Jonathan K. C. Knowles, Ph.D.	60	Head of Global Research and Member of the Corporate Executive Committee, The Roche Group	1998
Arthur D. Levinson, Ph.D.	57	Chairman and Chief Executive Officer of Genentech, Inc.	1995
Debra L. Reed	51	President and Chief Executive Officer of San Diego Gas & Electric and Southern California Gas Co.	2005
Charles A. Sanders, M.D.	75	Retired Chairman and Chief Executive Officer of Glaxo, Inc.; Lead Director of Genentech	1999

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR EACH NOMINEE

Dr. Boyer, a founder of Genentech who is currently retired, had been a director of Genentech since 1976 when he resigned from the Board in June 1999 in connection with the redemption of our Special Common Stock. He was reelected to the Board in September 1999. He served as a Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer has received numerous awards for his research, including the BayBio Pantheon Lifetime Achievement Award in 2005, the National Medal of Science from President George Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. In 2001, Dr. Boyer was elected to the National Inventors Hall of Fame. In addition, Dr. Boyer serves as Vice-Chairman of the Board of Directors of Allergan, Inc.

Mr. Burns was elected a director of Genentech in April 2004. He was appointed Chief Executive Officer of the Pharmaceuticals Division of The Roche Group, an international healthcare company, in January 2005 and was elected to the Corporate Executive Committee of The Roche Group in 2000. From 2001 to December 2004, Mr. Burns served as Head of the Pharmaceuticals Division of The Roche Group. From 1998 to 2001, Mr. Burns served as Head of Europe and International Business of Roche Pharmaceuticals. From 1991 to 1998, Mr. Burns served as Global Head of Strategic Marketing and Business Development for Roche Pharmaceuticals. Mr. Burns is a member of the Board of Directors of Chugai Pharmaceutical Co., Ltd., a subsidiary of Roche. Pursuant to the affiliation agreement, Mr. Burns is a designee of Roche.

Dr. Hunziker was elected a Director of Genentech in April 2004. He joined The Roche Group as Chief Financial Officer in 2001 and was elected to the Corporate Executive Committee of The Roche Group at that time. In January 2005 he was appointed Deputy Head of the Executive Committee. Prior to joining The Roche Group, from 1998 until 2001, Dr. Hunziker was Chief Executive Officer of the Diethelm Group and Diethelm Keller Holding Ltd. Dr. Hunziker joined Corange Ltd (holding company of Boehringer Mannheim Group) where he was appointed Chief Financial Officer in 1997. Dr. Hunziker is a member of the Boards of Directors of Holcim Ltd. and Chugai Pharmaceutical Co., Ltd., a subsidiary of Roche. Pursuant to the affiliation agreement, Dr. Hunziker is a designee of Roche.

Dr. Knowles was elected a director of Genentech in February 1998. He joined The Roche Group as Head of Global Research in September 1997 and became Head of Group Research in July 2007. In January 1998, he became a member of the Corporate Executive Committee of The Roche Group. Dr. Knowles also serves as a member of the Board of Directors of Chugai Pharmaceutical Co., Ltd., a subsidiary of Roche. Pursuant to the affiliation agreement, Dr. Knowles is a designee of Roche.

Dr. Levinson was appointed Chairman of the Board of Directors of Genentech in September 1999 and was elected its Chief Executive Officer and a director of the Company in July 1995. Since joining the Company in 1980, Dr. Levinson has been a Senior Scientist, Staff Scientist and the Director of the Company’s Cell Genetics Department. He was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990, Senior Vice President of Research in December 1992, Senior Vice President of Research and Development in March 1993 and President in July 1995. Dr. Levinson also serves as a member of the Boards of Directors of Apple Computer, Inc. and Google, Inc.

Ms. Reed was elected a director of Genentech in August 2005. She is President and Chief Executive Officer of San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas), Sempra Energy’s California regulated utilities. Previously Ms. Reed served as President and Chief Operating Officer of SDG&E and SoCalGas from 2004 until 2006; President and Chief Financial Officer of SDG&E and SoCalGas from 2002 until 2004; and President of SDG&E from 2000 to 2002. Ms. Reed has also served as President of Energy Distribution Services at SoCalGas, and has held other leadership positions at SoCalGas. Ms. Reed serves on the Boards of Directors of Halliburton Company, SDG&E and SoCalGas.

Dr. Sanders, who is currently retired, was elected a director of Genentech in August 1999 and the lead director of the Board in February 2003. He served as Chief Executive Officer of Glaxo Inc., a pharmaceutical company, from 1989 to 1994, and was the Chairman of the Board of Glaxo Inc. from 1992 to 1995. He also has served on the Boards of Directors of Glaxo plc and Biopure Corporation. Dr. Sanders is a member of the Boards of Directors of Vertex Pharmaceuticals, Cephalon, Inc., Biodel Inc. and Icagen, Inc.

BOARD COMMITTEES AND MEETINGS

During 2007, the Board of Directors held five (5) meetings. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which the directors served. None of the members of the Audit, Compensation, Corporate Governance or Nominations Committee was an officer or employee of the Company. We show below information on our standing committees of the Board of Directors including the membership, functions and number of meetings of each Board committee held in 2007.

Name of Committee		Number of
and Members	Functions of the Committee	Meetings

AUDIT Herbert W. Boyer Debra L. Reed Charles A. Sanders
•          Monitors the integrity of the Company’s financial statements and financial reporting process.
•          Reviews management’s programs to (i) maintain adequate systems of internal financial controls, (ii) safeguard the Company’s assets, (iii) provide appropriate reserves for any legal or regulatory issues and (iv) assess and manage risk.
•          Monitors the independence and performance of the Company’s independent registered public accountants. Responsible for the selection, compensation, evaluation and replacement of the independent registered public accountants.
•          Reviews the overall scope and plans for the annual general audit, and the integrated audit of the independent registered public accountants.
•          Pre-approves all audit services and all other permitted services to be performed by the independent registered public accountants.
•          Engages, monitors the performance of, and replaces the general auditor and reviews the scope and results of the Company’s general audit program.
•          Establishes and reviews procedures for the receipt, retention, and treatment of complaints regarding the accounting, internal accounting controls or auditing matters.
•          Reviews and discusses the annual audited financial statements with management and the independent registered public accountants.
		12

COMPENSATION Herbert W. Boyer William M. Burns Erich Hunziker Jonathan K. C. Knowles Debra L. Reed Charles A. Sanders	• Administers the Company’s equity incentive plans, the Company’s bonus program and certain other corporate benefits programs. • Reviews and approves the Company’s annual bonus pool, annual stock option grants and executive officer compensation, including that of the Chief Executive Officer. • Elects executive officers of the Company.	4

CORPORATE GOVERNANCE Herbert W. Boyer William M. Burns Erich Hunziker Jonathan K. C. Knowles Debra L. Reed Charles A. Sanders	• Reviews the Company’s policies relating to sales and marketing activities, investor relations, corporate relations, government affairs, equal employment opportunity, legal and regulatory affairs, and the Company’s compliance with laws and regulations in the foregoing and other areas as well as the Company’s code of ethics, and unless reviewed by the entire Board, the effectiveness of the Board of Directors and Board committees.	2

EXECUTIVE Herbert W. Boyer William M. Burns Arthur D. Levinson	• Established to act when the full Board of Directors is unavailable. • Has the authority of the Board in the management of the business and affairs of the Company, except those powers that cannot be delegated by the Board of Directors by law.	0
NOMINATIONS Herbert W. Boyer William M. Burns Erich Hunziker	• Identifies, reviews and recommends potential nominees to the Board and reviews potential nominees recommended by the stockholders.	1

Director Independence

Drs. Sanders and Boyer and Ms. Reed are independent directors in accordance with NYSE corporate governance listing standards. As Roche holds more than 50% of the voting power of Genentech, we have elected to rely on the NYSE “controlled company” exemption from compliance with NYSE corporate governance listing standards requiring that a majority of the directors on our Board and on the Compensation, Corporate Governance and Nominations Committees of our Board be independent. As a result, the majority of the directors on our Board and these committees are not independent under the criteria for independence established under the NYSE corporate governance listing standards. However, each member of the Audit Committee is an independent director in accordance with SEC rules and NYSE corporate governance listing standards.

Director Attendance at Annual Meeting

We have no policy requiring directors to attend the Annual Meeting; however, directors are encouraged to attend the annual meetings at which they will stand for election or re-election. All directors serving on the Board as of our 2007 Annual Meeting attended that meeting.

Communication with the Board of Directors

Dr. Sanders has been appointed the lead director of the Board and in that role, chairs non-management executive sessions of the Board. Ms. Reed has been appointed the chair of the Audit Committee. As discussed in the Company’s Principles of Corporate Governance, our employees, stockholders or other third parties who wish to communicate with the Board of Directors other than through the Chairman may communicate directly to the lead director or to the chair of the Audit Committee of the Board. Communications to Dr. Sanders and Ms. Reed, respectively, may be addressed to Dr. Sanders at c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990 or via e-mail at csanders@gene.com, and to Ms. Reed at c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990 or via e-mail at reed.debra@gene.com.

Director Nomination

Under our bylaws, our Nominations Committee is composed of three members of which two are Roche directors (Mr. Burns and Dr. Hunziker) and one is an independent director (Dr. Boyer). Roche’s representation on this committee is subject to its ownership percentage of our stock as described in greater detail in “Membership of Committees” under “Relationship with Roche.” The Nominations Committee does not have a formal written charter.

The Nominations Committee will consider director candidates for the Board of Directors recommended by our stockholders. Under our bylaws, to be considered, stockholders who wish to recommend a candidate for the Board should send a letter to our Corporate Secretary, c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990, with the following information: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of our stock that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any additional information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to SEC rules. Our bylaws require that any director nominee not designated by Roche be approved by a majority of the members of the Nominations Committee.

Pursuant to our bylaws, the Board’s process for identifying and evaluating potential directors depends on whether such an individual is (i) a nominee of Roche, (ii) a management director or (iii) an independent director as defined in our bylaws. Roche identifies all of its director nominees to our Board without input from the Company or the other non-Roche Board members. If the Board wishes to identify a management director, such individual may be identified as a director nominee by existing

Board member(s) or executive management at the Company. If the Board of Directors wishes to identify new independent director candidates for Board membership, it may retain a third party executive search firm to help identify prospective director nominees. At the request of the Company, the search firm may also screen candidates, conduct reference checks, prepare a biography of each candidate for Board or Nominations Committee review, and if appropriate, schedule interviews with the Board or Nominations Committee. The evaluation of management and independent director candidates will take place on the same basis regardless of whether the candidate was recommended by a search firm, a stockholder or identified through any other source.

The Board’s desired minimum qualifications for a director nominee depend on whether such individual is a Roche or non-Roche designee. The Board has not established any minimum criteria for Roche designees as such individuals are identified for nomination by Roche. For any independent director nominees, the nominee must meet the Company’s bylaw requirements for being considered an independent director, and if such nominee will serve on the Audit Committee, also the SEC and NYSE criteria for independence. In addition, with respect to management or independent director nominees, the Board assesses character, judgment, business acumen and experience.

Any other minimum qualifications will be determined by the Board on a case-by-case basis as any such qualifications may vary, depending on whether the Board desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominations Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, international or other expertise. We believe that all director nominees should possess the highest personal and professional ethics and be committed to representing both the short-term and long-term interests of our stockholders.

CORPORATE GOVERNANCE

Our Board of Directors has formally adopted Principles of Corporate Governance that guide its actions with respect to the composition of the Board, Board functions and responsibilities, the Board’s standing committees, and Board involvement in compliance and ethics matters affecting the Company.

The Board expects all directors, as well as officers and employees, to act ethically at all times and to adhere to the policies comprising our code of ethics known as the Genentech Good Operating Principles. The Board also expects the Chief Executive Officer (“CEO”), the Chief Financial Officer, Chief Accounting Officer, Controller and all other senior financial officials to adhere to the Company’s Code of Ethics for the CEO and Senior Financial Officials.

The Principles of Corporate Governance, the Genentech Good Operating Principles and the Code of Ethics for the CEO and Senior Financial Officials can be accessed on our website at www.gene.com. These documents are also available in print to any stockholder who requests them by contacting our Investor Relations department at (650) 225-4150 or by sending an e-mail to investor.relations@gene.com.

2007 DIRECTOR COMPENSATION

The following information outlines the compensation paid to our Non-Employee Directors, including annual board and committee retainer fees, and meeting attendance fees for the fiscal year ended December 31, 2007:

	Fees
	Earned or	Option	All Other
	Paid in	Awards	Compensation
Name	Cash ($)(1)	($)(2)	($)	Total ($)
Herbert W. Boyer	76,500(3)	310,476	0	386,976
William M. Burns	0(4)	0	0	0
Erich Hunziker	0(4)	0	0	0
Jonathan K.C. Knowles	0(4)	0	0	0
Debra L. Reed	82,000(5)	310,476	0	392,476
Charles A. Sanders	77,500(6)	310,476	0	387,976

(1)	In 2007, each non-employee director was eligible to receive an annual cash retainer fee of $50,000 per year and was eligible to receive a fee of $2,500 for each Board meeting at which the director was present in person and $500 for each Board meeting at which the director was present by telephone. In addition, any director who was required to arrive at the site of a Board meeting one full day or more in advance of the meeting to be present in a timely manner was eligible to receive an additional amount of $1,000 for each day such director spent at the site prior to the meeting. Each member of the Audit Committee was eligible to receive a fee of $1,500 for each committee meeting at which the director was present in person and $500 for each committee meeting at which the director was present by telephone. In addition, the Chair of the Audit Committee was eligible to receive an annual cash retainer fee of $10,000 and each other Audit Committee member was eligible to receive an annual cash retainer fee of $2,500. Each member of the Corporate Governance Committee was eligible to receive a fee of $1,000 for each committee meeting at which the director was present in person. Effective January 2008, the annual retainer for each non-employee director was increased to $65,000, the annual retainer for the Chair of the Audit Committee was increased to $20,000 and the annual retainer fee for each other Audit Committee member was increased to $5,000.

(2)	These amounts reflect expense recognized by us in 2007 for a portion of the current and prior year option awards to directors. Reference is made to Note 3 “Employee Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2007, filed with the SEC on February 26, 2008, which identifies assumptions made in the valuation of option awards in accordance with Financial Accounting Standards No. 123R (“FAS 123R”). In 2007, our independent directors were eligible to receive a stock option to purchase 7,500 shares of our Common Stock upon re-election to the Board at each annual meeting. In addition to the re-election grant, our independent directors are eligible to receive a stock option for the purchase of up to an additional 3,500 shares of Common Stock, based upon our performance against median peer company performance for the previous fiscal year. These options vest over a twelve-month period with half of the shares vesting on the six month anniversary of the grant date and the other half vesting monthly in equal installments over the remaining six months. New independent directors are eligible to receive a stock option to purchase 20,000 shares of our Common Stock upon first election to the Board. Drs. Boyer and Sanders and Ms. Reed each were granted an option to purchase 11,000 shares of Common Stock on April 20, 2007, and such options are outstanding as of December 31, 2007. The aggregate grant date fair value of each such option computed in accordance with FAS 123R was $281,936.

(3)	Includes an annual retainer of $50,000, a fee for Mr. Boyer’s role on the Audit Committee of $2,500, and additional fees of $24,000 for Board and committee meetings attended.

(4)	Genentech directors who serve on the Board as Roche representatives have declined any compensation for their service.

(5)	Includes an annual retainer of $50,000, fees for Ms. Reed’s role on the Audit Committee of $10,000, and additional fees of $22,000 for Board and committee meetings attended.

(6)	Includes an annual retainer of $50,000, fees for Dr. Sanders’ role on the Audit Committee of $2,500, and additional fees of $25,000 for Board and committee meetings attended.

Compensation information for our employee director, Dr. Levinson, is included in “Compensation of Named Executive Officers” beginning on page 34.

PROPOSAL 2 — AMENDMENT OF THE 1991 EMPLOYEE STOCK PLAN

We are asking our stockholders to approve an amendment to the 1991 Employee Stock Plan, as amended (the “1991 Plan”) so that we may continue to attract and retain talented employees necessary for the Company’s continued growth and success. We want to increase the number of shares of our Common Stock issuable under the 1991 Plan by 10,000,000.

The 1991 Plan provides eligible employees of the Company and its participating U.S. subsidiaries with the opportunity to purchase shares of Common Stock through payroll deductions. The 1991 Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”).

On December 18, 2007, our Board approved an amendment to increase the number of shares of Common Stock available for purchase under the 1991 Plan by 10,000,000, subject to approval from our stockholders at the 2008 annual meeting.

This amendment of the 1991 Plan requires the vote of a majority of the shares that are present in person or by proxy and entitled to vote at the annual meeting. Our Named Executive Officers (as defined below) have an interest in this proposal because they, along with other eligible employees, may participate in the 1991 Plan.

Description of the 1991 Plan

The following paragraphs provide a summary of the principal features of the 1991 Plan and its operation. The 1991 Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Eligibility to Participate

Most employees of the Company and its participating U.S. subsidiaries are eligible to participate in the 1991 Plan. However, an employee is not eligible if he or she owns or has the right to acquire 5% or more of the voting stock of the Company or of any subsidiary of the Company. Also, an employee is not eligible if he or she works less than 20 hours per week or less than or equal to 5 months per calendar year. As of December 31, 2007, approximately 8,000 employees were participating in the 1991 Plan.

Administration, Amendment and Termination

The Compensation Committee administers the 1991 Plan. The members of the Compensation Committee serve at the request of the Board. Subject to the terms of the 1991 Plan, the Compensation Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the 1991 Plan. The Compensation Committee may make whatever rules, interpretations, and computations, and take any other actions to administer the 1991 Plan that it considers appropriate to promote the Company’s best interests, and to ensure that the 1991 Plan remains qualified under Section 423 of the Code. The Compensation Committee may delegate one or more of the ministerial duties in the administration of the 1991 Plan. The Compensation Committee or the Board generally may amend or terminate the 1991 Plan at any time and for any reason. However, as required by Section 423 of the Code, the Company’s stockholders must approve certain material amendments.

Number of Shares of Common Stock Available under the 1991 Plan

Subject to stockholder approval at the 2008 annual meeting, as of December 31, 2007 a maximum of 13,662,633 shares of Common Stock will be available for future purchases pursuant to the 1991 Plan, including the 10,000,000 that were approved by the Board on December 18, 2007. Shares sold under the 1991 Plan may be newly issued shares or treasury shares. In the event of any stock split, stock dividend or other change in the capital structure of the Company, appropriate adjustments will be made in the number and purchase price of the shares available for purchase under the 1991 Plan and certain limits on share purchases under the 1991 Plan.

Enrollment and Contributions

Eligible employees voluntarily elect whether or not to enroll in the 1991 Plan. Currently, employees join for an offering period of fifteen months; provided, however, that an employee may cancel his or her enrollment at any time (subject to the 1991 Plan’s rules). Eligible compensation under the 1991 Plan currently includes salary, regular bonuses and commissions.

Employees contribute to the 1991 Plan through payroll deductions. Participating employees generally may contribute any whole percentage from 1% to 15% of their eligible compensation through after-tax payroll deductions. The Compensation Committee has authority to establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the offering periods (but in no event may any offering period exceed 27 months). After an offering period has begun, an employee may increase or decrease his or her contribution percentage (subject to the 1991 Plan’s rules).

Purchase of Shares

Within each fifteen-month offering period, there are five three-month purchase periods. On the first business day after the end of each purchase period (the “Purchase Date”), the Company uses each participating employee’s payroll deductions to purchase shares of Common Stock for the employee. The price of the shares purchased will be 85% of the lower of (1) the share’s market value on the first business day of the offering period (the “Enrollment Date”), or (2) the share’s market value on the Purchase Date. “Market value” under the 1991 Plan generally means the closing price of the Common Stock on the NYSE on the relevant date. In any calendar year, no employee may accrue the right to purchase more than $25,000 of Common Stock under the 1991 Plan (based on the market value of the Common Stock on the applicable Enrollment Date). In addition, no employee may purchase more than 96,000 shares of Common Stock during any offering period, and no more than 1,440,000 shares of Common Stock (1,600,000 shares for those calendar quarters in which the Company pays regular annual bonuses to eligible employees) may be purchased during any calendar quarter by all participating employees. If the total number of shares to be purchased by all participating employees during any calendar quarter exceeds the applicable maximum number for the quarter, the maximum permitted number of shares will be allocated to the participating employees in proportion to the number of shares that they otherwise would have purchased during the calendar quarter.

Termination of Participation

Participation in the 1991 Plan terminates when a participating employee’s employment with the Company or its participating subsidiaries ceases for any reason, the employee withdraws from the 1991 Plan in accordance with its terms or pursuant to the Code, or the Company terminates or amends the 1991 Plan such that the employee no longer is eligible to participate.

Securities Underlying Awards

As of December 31, 2007, the closing share price for Company Common Stock on the NYSE was $67.07.

Number of Shares Purchased by Certain Individuals and Groups

Given that the number of shares of Common Stock that may be purchased under the 1991 Plan is determined, in part, by the share’s market value on the applicable Enrollment Date and Purchase Date and given that participation in the 1991 Plan is voluntary on the part of eligible employees, the actual number of shares that may be purchased by any individual is not determinable.

1991 PLAN BENEFITS

For illustrative purposes, we show below the weighted average per share purchase price for shares of Common Stock and the number of shares purchased during 2007 under the 1991 Plan by the individuals and groups identified below.

	Weighted Average	Number of
	Purchase Price	Shares
Name	($/share)	Purchased

Arthur D. Levinson Chairman and Chief Executive Officer	$66.49	320
David A. Ebersman Executive Vice President and Chief Financial Officer	$66.49	319
Susan D. Desmond-Hellmann President, Product Development	$62.14	108
Richard H. Scheller Executive Vice President, Research	$—	0
Stephen G. Juelsgaard Executive Vice President, Chief Compliance Officer and Secretary	$66.49	320
Executive Group	$65.72	2,369
Non-Executive Director Group(1)	—	—
Non-Executive Officer Employee Group	$65.19	1,712,168

(1)	Directors who are not employees of the Company or its participating subsidiaries may not purchase shares under the 1991 Plan.

U.S. Tax Aspects

Based on management’s understanding of current U.S. federal income tax laws, the tax consequences of the purchase of shares of Common Stock under the 1991 Plan are briefly described below. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant. We advise all participants to consult their own tax advisors concerning the tax implications of shares purchased under the 1991 Plan.

An employee will not have taxable income when the shares of Common Stock are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of Common Stock purchased through the 1991 Plan.

For shares that the employee does not dispose of until more than 24 months after the applicable Enrollment Date and more than 12 months after the applicable Purchase Date (the “holding period”), gain up to the amount of the discount (if any) from the market value of the shares on the Enrollment Date is taxed as ordinary income. Any additional gain above that amount is taxed at long-term capital gain rates. If, after the holding period, the employee disposes of the shares for less than the purchase price, the difference is a long-term capital loss. Shares sold within the holding period are taxed at ordinary income rates on the amount of discount received from the shares’ market value on the Purchase Date. Any additional gain (or loss) is taxed to the employee as long-term or short-term capital gain (or loss). The Purchase Date begins the period for determining whether the gain (or loss) is short-term or long-term.

The Company generally may deduct for federal income tax purposes an amount equal to the ordinary income an employee must recognize when he or she disposes of shares purchased under the 1991 Plan within the holding period. The Company may not deduct any amount for shares disposed of after the holding period.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR APPROVAL OF PROPOSAL 2.

EQUITY COMPENSATION PLANS

We show below information as of December 31, 2007 regarding our equity compensation plans under which our Common Stock is authorized for issuance.

			Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance
	exercise of	outstanding options	(excluding securities
Plan category	outstanding options	$/share	reflected in first column)

Plans approved by stockholders
2004 Equity Incentive Plan(1)	31,774,295	79.35	48,225,278	(1)
1999 Stock Plan(1)	60,097,694	51.55	6,221,501	(1)(2)
1996 Stock Option/Stock Incentive Plan	129,709	8.41	0	(2)
1994 Stock Option Plan	160,000	6.27	0	(2)
1990 Stock Option/Stock Incentive Plan	92,556	9.15	0	(2)
1991 Employee Stock Plan	(3)	(3)	3,662,633
All plans approved by stockholders	92,255,084	60.94	58,108,582
Plans not approved by stockholders	—	—	—

(1)	Up to a maximum of 20,000,000 shares that are currently available under the 1999 Stock Plan or that would have otherwise been returned to our 1999 Stock Plan on account of expiration or forfeiture of awards will be available for issuance under the 2004 Equity Incentive Plan.

(2)	We no longer grant stock options under our 1990 Stock Option/Stock Incentive Plan, 1994 Stock Option Plan, 1996 Stock Option/Stock Incentive Plan, or our 1999 Stock Plan, but stock option grants remain outstanding under those plans.

(3)	Under the Company’s 1991 Employee Stock Plan, participants are permitted to purchase our Common Stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008 and has directed management to submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting.

Ernst & Young LLP has audited our financial statements since our inception in 1976. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.

Stockholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee of the Board of Directors will consider whether to retain that firm for the year ending December 31, 2008.

A majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR APPROVAL OF PROPOSAL 3.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The aggregate fees billed by Ernst & Young LLP to the Company for fiscal years 2007 and 2006 for the professional services described below are as follows:

	2007	2006

Audit fees(1)	$2,984,000	$2,747,800
Audit-related fees(2)	$332,000	$309,197
Tax fees(3)	$1,495,000	$593,899
All other fees	$0	$0

(1)	Represents fees for the integrated audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements.

(2)	Represents fees for services related to the performance of the integrated audit and quarterly review of the financial statements including accounting consultations, due diligence services, and the audit of our employee benefit plan.

(3)	Represents fees for services relating to transaction reviews, tax regulatory matters, tax return review and expatriate and employee relocation tax compliance. Of the total tax fees in 2007, tax compliance services represent approximately $891,000.

All services were pre-approved by the Audit Committee.

AUDIT COMMITTEE MATTERS

The Audit Committee of the Board of Directors consists of Drs. Boyer and Sanders and Ms. Reed, with Ms. Reed acting as the Chair of the Audit Committee. The Audit Committee meets regularly with management, the independent registered public accounting firm, and the general auditor, both jointly and separately, has sole authority to hire and fire the Company’s independent registered public accounting firm, and reviews our financial reporting process on behalf of the Board. The Audit Committee operates under a formal written charter available on the Company’s website at www.gene.com. The charter is available in print to any stockholder who requests it by contacting our Investor Relations department at Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990 or by telephone at (650) 225-4150.

Each member of the Audit Committee is an independent director in accordance with NYSE corporate governance listing standards. In addition, the Board has determined that each member of the Audit Committee does not have a material relationship with the Company or Roche either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company or Roche. Furthermore, the Board has determined that each Audit Committee member is “financially literate” and that Ms. Reed has “accounting or related financial management expertise” in accordance with NYSE corporate governance listing standards. The Board determined that Ms. Reed also qualifies as an “audit committee financial expert” as defined under SEC rules.

The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Our independent registered public accounting firm and senior management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with a pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Ms. Reed, the committee chair, when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. In 2007, all audit and non-audit services were pre-approved in accordance with the Company’s policy.

AUDIT COMMITTEE REPORT(1)

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2007.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The independent registered public accounting firm is responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for auditing the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with management and the independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst & Young LLP has provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Genentech’s Annual Report on Form 10-K for the year ended December 31, 2007.

From the members of the Audit Committee of Genentech:

            Herbert W. Boyer
            Debra L. Reed
            Charles A. Sanders

(1) The material in this report is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following information outlines the number of shares of our Common Stock beneficially owned as of January 31, 2008 by (a) each stockholder known to us to beneficially own more than 5% of our Common Stock, (b) each of our directors, (c) our Chief Executive Officer, Chief Financial Officer, and our three additional most highly compensated executive officers (the “Named Executive Officers” or “NEOs”), and (d) our directors, director nominees and executive officers as a group. In general, “Beneficial Ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire Common Stock that are currently exercisable or will become exercisable within 60 days of January 31, 2008. Unless otherwise indicated, each person named below holds sole investment and voting power, other than the powers that may be shared with the person’s spouse under applicable law.

	Genentech		Equity Securities of Roche
	Common Stock		Holding Ltd
	Number of	Percent of	Number of	Percent of
Name of Beneficial Owner	Shares	Class	Shares	Class

Roche Holdings, Inc.(1)	587,189,380	55.8%	n/a	n/a
Herbert W. Boyer	112,383(2)	*	0	0
William M. Burns	0(3)	*	0	0
Erich Hunziker	0(3)	*	0	0
Jonathan K. C. Knowles	0(3)	*	0	0
Arthur D. Levinson	5,183,861(4)	*	0	0
Debra L. Reed	44,458(5)	*	0	0
Charles A. Sanders	174,883(6)	*	0	0
Susan D. Desmond-Hellmann	1,616,383(7)	*	0	0
David A. Ebersman	707,128(8)	*	0	0
Richard H. Scheller	178,750(9)	*	0	0
Stephen G. Juelsgaard	645,101(10)	*	0	0
All directors, director nominees and executive officers as a group (15 persons)	9,496,928(11)	*	0	**

*	Less than 1% of the outstanding shares of our Common Stock.

**	Less than 1% of the outstanding equity securities of Roche Holding Ltd.

(1)	The address of Roche is One Commerce Center, Suite 1050, 1201 N. Orange Street, Wilmington, Delaware, 19801.

(2)	Includes stock options to purchase 84,883 shares that were exercisable on or within 60 days of January 31, 2008.

(3)	As of January 31, 2008, Roche owned 587,189,380 shares of Common Stock, representing 55.8% ownership. Pursuant to the affiliation agreement, Roche appointed Mr. Burns and Drs. Hunziker and Knowles as its representatives on our Board of Directors.

(4)	Includes stock options to purchase 5,174,929 shares that were exercisable on or within 60 days of January 31, 2008.

(5)	Includes stock options to purchase 44,458 shares that were exercisable on or within 60 days of January 31, 2008.

(6)	Includes stock options to purchase 172,883 shares that were exercisable on or within 60 days of January 31, 2008.

(7)	Includes stock options to purchase 1,615,308 shares that were exercisable on or within 60 days of January 31, 2008.

(8)	Includes 8,144 shares held in a trust of which Mr. Ebersman is a trustee, stock options to purchase 698,712 shares that were exercisable on or within 60 days of January 31, 2008.

(9)	Includes stock options to purchase 178,750 shares that were exercisable on or within 60 days of January 31, 2008.

(10)	Includes stock options to purchase 639,970 shares that were exercisable on or within 60 days of January 31, 2008.

(11)	Includes Common Stock beneficially owned by all directors, director nominees and executive officers. Includes stock options to purchase 9,436,328 shares that were exercisable on or within 60 days of January 31, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are designed to attract and retain employees and reward them for their efforts toward helping us achieve our short-term and long-term goals. Compensation programs in which our NEOs participate are designed to be equitable and competitive with the compensation programs of companies with whom we compete for talent, and to link pay to performance and stockholder returns over the long-term.

Objectives of Compensation

As discussed in greater detail below, compensation for our NEOs consists of four elements: base salary, bonus, stock options, and benefit programs. With respect to each element, the Compensation Committee is guided by one or more of the following objectives:

Competitiveness: to provide our NEOs compensation that taken as a whole is competitive factoring in relative performance with that of NEOs in similar positions at a group of thirteen comparator companies in the pharmaceutical and biotechnology industries;

Corporate Performance: to provide a portion of compensation based on achievement of both fiscal year performance and long-term performance. Fiscal year strategic and financial goals are measured on an absolute basis and financial goals are also measured on a relative basis to comparator companies. Long-term performance is measured based on sustained growth in stockholder value. Our total compensation philosophy is designed so that much of our NEO compensation is variable based on both Company and individual performance;

Individual Performance: to base a portion of compensation on individual responsibilities, contributions and performance during the past year;

Cost-effectiveness: to make fiscally responsible decisions and allocate resources in a manner that supports our business objectives; and

Equitable Compensation: to provide compensation programs that are broad-based for all employees and provide reward levels commensurate with relative position in the Company.

Across all compensation and benefits elements we review information from a group of comparator companies to set our NEOs’ compensation and benefits to be competitive with that of NEOs in similar positions at these comparator companies, and to obtain a balance of incentives to help achieve our performance objectives. The group of thirteen comparator companies is selected based on industry and scope (market capitalization and revenue) and consists of the following companies: Abbott Laboratories, Allergan, Inc., Amgen Inc., Biogen Idec Inc., Bristol Myers-Squibb Company, Eli Lilly and Company, Genzyme Corporation, Gilead Sciences, Inc., Johnson & Johnson, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation, & Wyeth (the “comparator group”). Data from the comparator group is adjusted using regression analysis to reflect our size and scope (revenue and market capitalization). Specific benchmarking elements include base salaries, target bonuses and actual bonuses paid, actual annual long term incentive awards, total cash compensation, benefits and total compensation. The Compensation Committee has reviewed the compensation paid by our comparator companies for the past fiscal year and in doing so considered industry segment, revenue level, and market capitalization.

Elements of Compensation

Base Salary

We pay base salaries to compensate our NEOs for performing specific job responsibilities. Base salaries represent a fixed portion of compensation and vary by position.

Our base salary program for NEOs follows the same methodology used for all employees in terms of our benchmarking and positioning relative to the comparator group. We consider a broad set of factors in setting base salary for our NEOs including an individual’s current base salary, individual performance, total cash and total direct compensation as it compares to the market, and the relationship of pay to other senior officers in the Company.

The benchmarking process for our NEOs is conducted annually and includes a review of aggregate compensation of each executive officer position. We use available proxy statement data and published compensation survey sources for this review and assessment.

The following objectives guided the Compensation Committee with respect to base salary:

•	Competitiveness: The Compensation Committee reviewed the competitive positioning of base pay for each of our NEOs against the base pay of similar jobs in our comparator group, regressed for our revenue size. Included in the review was the increase required to move each of our NEOs to the 50th percentile of market base pay, which is the desired base pay positioning on average for our entire employee population. The Compensation Committee also considered the competitive pay positioning of total cash and total compensation and the relationship of the base pay levels to the overall pay positioning. The base pay increase of each of our NEOs resulted in a base pay level at or below the 50th percentile. Dr. Levinson declined a salary increase.

•	Corporate Performance is not a direct factor in the design and administration of our base salary. An NEO’s overall performance as it contributes to the goal attainment of the Company is also considered important in determining whether or not they receive a salary increase.

•	Individual Performance: Each NEO’s overall performance is reviewed by the Committee. This review is done with the CEO for all other NEO positions and by the Committee separately for the CEO.

•	Cost-effectiveness is considered in the design of our compensation programs in that we set our Company average base salary at market 50th percentile, placing an upward limit on our fixed compensation.

•	Equitable Compensation: The Compensation Committee reviewed the base pay of each of our NEOs at the same time and examined the pay relationship between the NEOs and other senior officers, taking into consideration job scope and individual performance.

Bonus

We choose to award bonuses in order to reward annual performance and bonuses are expressly linked to successful achievement of pre-specified annual corporate performance goals. Among all compensation to NEOs, bonuses provide the most direct link between compensation levels and annual corporate performance. Our bonus program for our NEOs is the same program as that utilized with our other employees. Bonuses are paid in cash.

Overall Bonus Pool Funding: Our bonus pool funding is based on an analysis of bonus funding levels as a percent of net income at our comparator group, as well as broader biotechnology and pharmaceutical companies (the “bonus pool comparator group”). Our bonus pool funding is composed of two parts — a base bonus pool and an incremental bonus pool. The base bonus pool, which is linked to performance of specific annual corporate objectives, targets the 50th percentile of net income percentage bonus pool contribution used by the bonus pool comparator group. The incremental bonus pool, which is linked to earnings per share (“EPS”) and operating revenue growth relative to the comparator group, targets up to the 75th percentile of net income percentage bonus pool contribution used by the bonus pool comparator group.

Corporate performance goals: The Compensation Committee approves annual performance goals generally at its December meeting for the subsequent fiscal year. Our performance on these goals determines the amount of funds available in the bonus pool and if a bonus will be paid to all eligible employees, including NEOs. The Company does not have a separate set of performance goals for NEOs, but rather utilizes the same set of goals that apply to all Company employees.

The table below identifies the corporate performance goals for the performance period January 1, 2007 through December 31, 2007, the percentage of base bonus linked to each base goal, the percentage of incremental bonus linked to each incremental goal, and whether the Company achieved each goal:

2007 BASE GOALS

	Percentage	Percentage
	of Base	of Goals	Goal
Financial/Corporate	Bonus	Achieved	Met
	30%	100%

Achieve non-GAAP earnings per share* growth greater than or equal to 30% (EPS = $2.90)			Yes
— if 2007 EPS is equal to or greater than $2.90, then bonus amount equals 100% of target
— if 2007 EPS is $2.80 — $2.89, then bonus amount equals 80% of target
— if 2007 EPS is $2.60 — $2.79, then bonus amount equal 50% of target
Achieve specified pre-tax operating margin			Yes
Successfully complete Tanox transaction			Yes
Organizational Effectiveness — Implement projects across the Company to boost productivity in 2008			Yes
Organizational Structure — Implement significant changes in corporate structure			Yes

	Percentage	Percentage
	of Base	of Goals	Goal
Research & Development	Bonus	Achieved	Met
	35%	80.7%

Business development: In-license 4 late stage research projects			No
Early Development: Addition of 7 new molecular entities (NMEs) into early development			Yes
New Development Projects: Addition of 9 NMEs into development pipeline (any molecules added in December 2006 will be included) by Q4 ’07			Yes
Submit filings to the FDA for two molecules			Partially Met
Make Go/No Go decisions for two molecules			Yes
Achieve First Patient In for five clinical studies			Partially Met
Enroll patients in four clinical studies			Partially Met
Meeting with FDA regarding one molecule			Yes

	Percentage	Percentage
	of Base	of Goals	Goal
Commercial	Bonus	Achieved	Met
	16%	60.2%

Achieve specified Total Net US Sales			Partially Met
— If U.S. sales are equal to or greater than specified amount then bonus amount equals 100% of target
— If U.S. sales are equal or greater than 94% of specified amount then bonus amount equals 80% of target
Achieve specified Burdened Brand Expense			Yes
Achieve specified Avastin Net U.S. Sales			No
Achieve specified Lucentis Net U.S. Sales			No
By end of 2007 launch four Healthcare Compliance online modules			Yes

	Percentage	Percentage
	of Base	of Goals	Goal
Product Operations/Regulatory Quality Compliance	Bonus	Achieved	Met
	15%	100%

Acceptable regulatory agency inspections with no negative impact on our compliance status			Yes
Maintain >4 to >8 weeks (depending on product) of finished goods inventory			Yes
Obtain FDA Licensure of Oceanside Operations by end of Q2 to produce Avastin			Yes
Meet Lonza Singapore milestones in 2007 on path for FDA licensure Q3 2010			Yes
CCP2 achieves mechanical completion by end of Q2, on path for licensure by end Q2 ’09			Yes
Conduct feasibility assessment of new E. coli facility to produce Lucentis			Yes
Complete preliminary Hillsboro Fill/Finish Plant design			Yes
Deliver at or below budgeted commercial cost of production			Yes
Launch SAP Phase II for manufacturing by Q3 ’07			Yes
Process developed for identified “go fast” products			Yes

	Percentage	Percentage
	of Base	of Goals	Goal
Employee Development	Bonus	Achieved	Met
	4%	0%

Each Executive Committee member has identified and successfully completed a goal associated with his/her group’s survey feedback			No
Have employees confirm that we have significantly improved our decision making practices			No
BASE BONUS TOTAL:	100%	83%

2007 INCREMENTAL GOALS

	Percentage	Percentage of
	of	Incremental
	Incremental	Goals	Goal
Incremental Bonus	Bonus	Achieved	Met

*EPS Growth vs. Peer Companies: Up to $62.5M for growth between peer median and 75th percentile	50%	100%	Yes
— For each 1 percentile above median, $2,500K funds ($62.5M/25 percentile points)
— 60th percentile (10 x $2,500K)
— 75th percentile (25 x $2,500K)
Operating Revenue Growth vs. Peer Companies: Up to $62.5M for growth between peer median and 75th percentile	50%	100%	Yes
— For each 1 percentile above median, $2,500K funds ($62.5M/25 percentile points)
— 60th percentile (10 x $2,500K)
— 75th percentile (25 x $2,500K)
INCREMENTAL BONUS TOTAL:	100%	100%

*	Our 2007 non-GAAP financial measures exclude the effects of: (i) recurring amortization charges related to the 1999 redemption of our common stock by Roche Holdings, Inc. and our acquisition of Tanox, Inc. on a pretax basis, (ii) litigation-related and similar special items for accrued interest and associated bond costs on the City of Hope judgment on a pretax basis, (iii) employee stock-based compensation expense on a pretax basis, (iv) a one-time charge related to the acquisition of Tanox, Inc., on a pretax basis (v) a one-time gain pursuant to application of EITF 04-1 to our acquisition of Tanox, Inc. on a pretax basis, (vi) recognition of deferred royalty revenue resulting from our acquisition of Tanox, Inc. on a pretax basis, and (vii) the related net income tax effects of excluding these items.

The corporate performance goals for bonuses seek to balance the desire for immediate increase in earnings and improvement in other financial performance measures and the longer term goal of enhancing stockholder value by bringing to market many of the potential therapies in our research and development pipeline. Each performance goal associated with the base bonus pool has an associated dollar value which contributes to the overall bonus pool only if the goal is achieved. Not all performance goals are weighted equally. In 2007, based on performance against the corporate performance goals, 83% of the total potential base bonus pool funding was achieved and 100% of the total potential incremental bonus pool funding was achieved. In 2007, our target bonus pool based on comparator group median for our NEOs was $3.6 million. Based upon the achievement of our goals, $7.2 million was available for our NEOs’ bonus pool and based on the objectives considered by the Compensation Committee as described below, our NEOs were paid, in the aggregate, $6.4 million in bonuses.

Individual performance targets: Bonus targets, expressed as a percent of salary for the CEO and other NEOs, are set annually based on an evaluation of proxy statement data of the comparator group over the preceding five years to determine bonus percentages within competitive practice and are intended to correspond to 50th percentile bonus awards for the comparator group. The targets for the 2007 bonus were 133% of base salary for the CEO, 89% of base salary for the President, Product Development, and 70% of base salary for other NEOs. The bonus award percentage is applied to the greater of 2007 base salary or 2007 market median base salary (based on a composite of comparator group and survey data) to arrive at the bonus target. The CEO’s and other NEOs’ target bonus award can range from 0 to a maximum of 2.25 times market median bonus, depending on corporate and individual performance.

Bonuses awarded: The bonus awarded to our CEO and other NEOs was based on the Company exceeding the corporate performance goals as described above and the Compensation Committee’s recognition that our CEO’s and NEOs’ performance in our achievement of those goals played a significant role in the Company’s ability to achieve approximately the 90th percentile of our comparator group with respect to EPS and operating revenue growth.

The following objectives guided the Compensation Committee with respect to awarding bonuses to our NEOs:

•	Competitiveness: The Compensation Committee reviewed the competitive positioning of annual bonus and total cash compensation (base salary plus annual bonus) for each of our NEOs against the pay of similar jobs in our comparator group, regressed for our revenue size. Included in the review was the annual bonus and total cash compensation at the 50th percentile up to 90th percentile using our comparator group’s five-year average bonus payouts as reported in annual proxy statements. Our annual performance relative to the comparator group is used to evaluate where along the continuum from the 50th to 90th percentile to set total cash compensation.

•	Corporate Performance: The corporate bonus pool, in which our NEOs participate, is funded by the attainment of goals that are approved by the Board of Directors prior to the start of the performance year as well as our financial performance in growth of operational revenue and earnings per share against our comparator group. The failure to achieve the goals would result in either a lower funding of the bonus pool or a lower payout.

•	Individual Performance: NEO performance is evaluated based on the extent to which the Company met its overall corporate goals and the extent to which an NEO helped contribute to the achievement of those goals. The Compensation Committee considered the achievement of corporate goals in determining NEO bonus amounts. This review is done with the CEO for all other NEO positions and by the Committee separately for the CEO.

•	Cost-effectiveness: The Compensation Committee reviews the cost-effectiveness of our bonus program to ensure resources are allocated in a manner that supports our business objectives. This is done in two ways. First, the overall funding of our bonus pool is based on an analysis of funding levels as a percent of net income at our comparator group, and our bonus pool is therefore funded as a percent of our net income. Second, the funding of our bonus pool is in part tied to the financial performance of the Company, specifically growth in operating revenue and earnings per share as measured against our comparator group.

•	Equitable Compensation: The Compensation Committee reviewed the bonus and total cash pay of each of our NEOs at the same time and examined the pay relationship between the NEOs and other senior officers, taking into consideration job scope and individual performance.

Both management and the Compensation Committee considered the likelihood or probability of the achievement of target levels of performance when recommending and approving, respectively, the performance targets and target bonuses. At the time the performance goals were set, the Committee believed that the goals would be challenging and difficult but achievable with significant effort and success in executing the Company’s strategy.

The corporate goals and associated bonus target amounts for January 1, 2008 to December 31, 2008 performance period fall into the following four categories, weighted as indicated: (i) corporate and financial goals, including growth in earnings per share, achievement of an operating margin target, and identification and implementation of certain cost savings initiatives (30%); (ii) research and development goals relating to new molecular entities, patient enrollment, regulatory filings and the advancement of certain clinical trials (35%); (iii) commercial goals relating to product sales, expenses, reimbursement and sales processes (20%) and (iv) product operations and regulatory, quality and compliance goals relating to regulatory inspections, inventory levels, production costs, facility operations and manufacturing processes (15%). In addition, there are two corporate performance goals, linked to the incremental bonus pool, including (i) earnings per share growth relative to the comparator group and operating revenue growth relative to the comparator group and (ii) obtaining certain regulatory product approvals. Because the Company is currently working towards the 2008 goals, the bonus payments to be made in 2009 for the 2008 goals are not determinable at this time.

Stock Options

Stock option awards are intended to align the interests of our NEOs with those of our stockholders and to motivate our NEOs with respect to the Company’s long term performance.

Eligible Persons: All regular, full-time employees are eligible to receive stock options under the Genentech, Inc. 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”), including our NEOs. We currently grant only non-qualified stock options to our NEOs and other U.S. employees. We do not have equity ownership guidelines for our NEOs.

Timing of Grants and Exercise Price: Annual grants are awarded each September to NEOs and other designated employees at the regularly scheduled meeting of the Compensation Committee. The exercise price for these grants is equal to the closing fair market value of our Common Stock on the date the Compensation Committee approves the grant. New-hire grants are typically provided as part of a NEO’s offer package. The Compensation Committee approves new-hire stock option awards for NEOs as well as other executive officers, and has delegated the authority to the Chairman to approve all other new-hire stock option awards. For non-executive officers and other employees who receive grants as new hires, it is our process to grant stock options on or shortly after the first day of their employment, with the grant date based on the date of approval by the Chairman. Given that both annual and new-hire grants to NEOs are made using a fixed-date approach, the Compensation Committee does not consider the release or possession of material non-public information in determining grant dates. Annual and new-hire option grants typically vest over four years, with the first 25 percent vesting one year from the date of the grant, and the remaining shares vesting monthly over the following 36 months.

Option Pool: The annual option pool for Genentech is determined in July and approved by the Compensation Committee in September. In 2007 we changed the methodology for determining the overall pool size. In previous years a regression analysis was performed using the comparator group’s three-year average market capitalization and three-year average equity award usage as a percent of total shares outstanding. The appropriate annual pool size for Genentech was then determined by plotting on the regression curve created by the regression analysis our average market capitalization in mid-July. While this previous methodology served us well in the past, we were finding it increasingly difficult to ensure competitive stock grant targets at each job level given the methodology’s sole focus was on the overall pool size and not on the competitive equity value being delivered at each job level. In June 2007, the Compensation Committee approved a new methodology in determining the overall pool size by which the pool is defined as the sum of all employee grant targets for our annual program and anticipated grant targets for new hires the following year. This change has not been made to benefit NEOs or other officers but to improve the accuracy of our market positing for all other employees. With the objective of ensuring competitive grants at all job levels, the grant values are expressed as a percentage of base salary based on market benchmarking with our comparator group, as well as broader biotechnology and pharmaceutical companies (the “stock option pool comparator group”). All employees within a job level are assigned the grant value equal to a percent of salary, with conversion to options based on Black-Scholes assumptions.

Individual Grants: The Compensation Committee determines annual grants for NEOs by first reviewing proposed target grants based on the competitive benchmarking of the fair value of annual long-term incentives awarded to NEOs of the comparator group over the past three years. The final award size is based on the Committee’s evaluation of a variety of factors such as the retention value of the options to be granted, the individual’s performance as measured by the success of the Company, the individual’s expected future contributions, and total cash and total direct compensation levels for our NEOs.

The following objectives guided the Compensation Committee with respect to stock options:

•	Competitiveness: The annual pool is determined by the sum of all employee grant targets, where targets are determined by job level based on competitive benchmarking with the stock option pool comparator group. The target amounts for NEOs were established via a review of the total long-term incentives including stock option grants, full value shares and other long-term cash compensation made by our comparator group to their respective NEOs over the last three years. The comparator group long-term incentive compensation levels were reviewed from the median to 90th percentile and presented to the Compensation Committee for review. The Compensation Committee takes into consideration the Company’s compensation philosophy which is weighted toward variable pay and NEO long-term performance and potential in deciding where along the continuum to set stock option award levels. The CEO grant was set at the 70th and other NEO grants were set between the 75th and 80th percentile of our comparator group, respectively.

•	Corporate Performance: The Compensation Committee does not directly analyze corporate performance to determine stock option awards. However, these awards are intended to motivate NEOs for future performance and align the interest of our NEOs with those of our stockholders.

•	Individual Performance: Since two primary purposes of stock options are retention and performance, the Committee considers the overall performance of each NEO in terms of their roles and responsibilities, their potential of future performance and the value to the Company in retaining them. This grant award is decided with the CEO for other NEO positions and by the Compensation Committee separately for the CEO.

•	Cost-effectiveness: As stock options are considered an expense under FAS 123R, the impact of the stock option expense on earnings is considered when determining the overall size of the option pool.

•	Equitable Compensation: The Compensation Committee reviewed the equity pay of each of our NEOs at the same time and examined the pay relationship between the NEOs and other senior officers, taking into consideration job scope, individual performance and future potential.

•	Retention Value/Total Cash and Total Compensation Levels: Long-term incentives receive the heaviest weighting in the pay mix of our NEOs as the Compensation Committee believes this is the best vehicle for driving long-term performance, aligning incentives with stockholder interests and providing a retention incentive for NEOs. The fair value of stock option grants to NEOs can be more than 50% of their total compensation, has a market competitive incentive value, and has a four-year vesting requirement. These factors contribute to the stock option grants being a significant retention device.

Benefit Programs

We choose to offer our health, welfare, stock purchase and retirement programs in order to provide all employees with a level of health and financial security. However, we may offer different benefits to our employees outside the U.S., in accordance with local laws and practices. Our benefits are intended to differentiate Genentech as an employer of choice in attracting and retaining employees. Our benefit programs for NEOs include the following components: medical, dental, vision, the executive medical plan, the employee stock purchase plan, life and accidental death and dismemberment insurance, short-term disability, long-term disability, employee assistance program, counseling and resource services, flexible spending accounts, paid time off, pre-tax commuter benefits, discounted services (home, auto, legal and long-term care insurance), certain security services, the Genentech, Inc. Tax Reduction Plan (the “401(k)”) plan and the Genentech, Inc. Supplemental Plan (the “Supplemental Plan”). Genentech sets its benefits at competitive levels after benchmarking our programs against comparator companies on an annual basis. Additionally, we use standard business practices to assure that benefits are provided in the most cost-effective manner.

The following objectives guided the Compensation Committee with respect to benefit programs:

•	Competitiveness: We regularly review the market competitiveness of our benefit programs, from both a prevalence and cost perspective. In the past the Board of Directors has reviewed proposed changes to our 401(k) plan in light of the related market competitive data.

•	Corporate Performance: Corporate performance is not a direct factor in the design and administration of our benefit programs; however, we do consider the impact of benefits expense on Company financial performance and carefully evaluate our programs to manage that expense.

•	Individual Performance is not a direct factor in the design and administration of our benefit programs.

•	Cost-effectiveness: We work with consultants to limit our program costs, and use competitive bidding for certain programs such as our employee medical plan. In some cases, we conduct focus groups to determine whether we are allocating our benefit dollars in an economical manner.

In general, Genentech provides the same benefit programs to all regular, full-time U.S. employees within the Company. Benefits outside the U.S. may vary in accordance with local law and practice. Benefit programs available to NEOs but not available to all regular, full-time U.S. employees include the Executive Medical Program, an annual comprehensive medical examination for our officers, staff scientists and certain other senior scientists; and home security services, which are provided for certain of our executive officers. Additionally, the Company maintains a Supplemental Plan, a non-qualified supplemental employee retirement plan that operates in parallel with the 401(k) Plan, and in which we credit each eligible participants with an amount equal to the additional contributions that he or she would have received under the 401(k) Plan, assuming that he or she had been allowed to participate in the 401(k) Plan without regard to certain Code limits on eligible compensation and contribution amounts. Under the Supplemental Plan, participants may receive up to 7% of their eligible compensation in excess of the Code’s annual compensation limit. The Supplemental Plan benefits those employees, including NEOs, whose cash compensation exceeds the Code limit on eligible compensation for 401(k) contributions. We do not currently provide change of control or employment agreements for our NEOs.

CEO Compensation

The Compensation Committee uses the same methodology in determining the bonus and equity awards for all NEOs, including Dr. Levinson, based on market data, Company performance, and individual performance.

•	The Compensation Committee annually reviews the recommended target awards for each of our NEOs based on proxy data of our comparator group, which are regressed to reflect our size and scope. The value of the bonus and equity awards paid to Dr. Levinson were two to three times the value of the bonus and equity awards paid our other NEOs, which is consistent with the award differentiation in the comparator group.

•	After reviewing the targets, the Compensation Committee makes an evaluation of the final awards to account for Company and individual performance for both the bonus and equity awards. The Compensation Committee also considers the retention value of the options to be granted, the individual’s expected and total direct compensation levels.

•	The Compensation Committee determined the final bonus and equity awards for Dr. Levinson, which are based on market data and Dr. Levinson’s contribution to the Company, are consistent with the Company’s overall performance.

Decision-Making

The Compensation Committee (i) reviews and approves our annual bonus pool and associated corporate goals, annual stock option grants and cash compensation for our NEOs; (ii) administers our equity incentive plans, bonus program and certain other corporate benefits programs; and (iii) elects executive officers of the Company.

Since our compensation programs apply to all employees, including executive officers, our CEO and the other NEOs are responsible for establishing the general parameters of each program, but the Compensation Committee approves those aspects of each program that apply to our NEOs. Within each program, our NEOs do not participate in determining the specific reward levels that apply to their own positions.

The salary increase, bonus, and stock option award for each NEO is determined solely by the Compensation Committee after a review of the factors described above. The CEO recommends salary increases, bonus amounts and stock option grant amounts for other NEOs, and the Compensation Committee approves any increases, bonuses or option grants after reviewing the supporting market data and other Company and individual performance information. Senior human resources management, after consultation with Mercer Human Resources Consulting, an independent compensation specialist, recommends the CEO’s salary increase, bonus amount and stock option amount, and the Compensation Committee approves any increases, bonus or option grant after reviewing the supporting market data and other Company and CEO performance information.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following information outlines the compensation paid to our Named Executive Officers, including salary, bonuses, stock options and other compensation for the fiscal year ended December 31, 2007:

SUMMARY COMPENSATION TABLE FOR 2007

					Non-Equity
					Incentive Plan	All Other
Name and Principal				Option	Compensation	Compensation
Position	Year	Salary ($)(1)	Bonus ($)(2)	Awards ($)(3)	$(4)	($)(5)	Total ($)
Arthur D. Levinson, Chief	2007	995,000	—	14,080,700	2,725,000	411,061(6)	18,211,761
Executive Officer	2006	995,000	—	12,960,490	2,725,000	443,535(7)	17,124,025

David A. Ebersman, Executive	2007	503,833	—	3,105,108	920,000	96,126(8)	4,625,067
Vice President and Chief Financial Officer	2006	439,583	—	2,653,853	870,000	67,311(9)	4,030,747

Susan D. Desmond-Hellmann,	2007	664,833	—	6,407,740	1,200,000	88,775(10)	8,361,348
President, Product Development	2006	625,000	—	5,980,631	1,100,000	114,511(11)	7,820,142

Richard H. Scheller, Executive	2007	537,000	—	3,730,206	820,000	52,349(12)	5,139,555
Vice President, Research	2006	475,833	—	3,613,032	780,000	123,914(13)	4,992,779

Stephen G. Juelsgaard,	2007	514,625	—	3,730,206	780,000	64,070(14)	5,088,901
Executive Vice President, Chief	2006	455,833	—	3,613,032	750,000	77,475(15)	4,896,340
Compliance Officer and Secretary

(1)	Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under the Company’s 401(k) Plan established under Section 401(k) of the Code.

(2)	The Company’s cash bonuses are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation.”

(3)	Reference is made to Note 3 “Employee Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2007, filed with the SEC on February 26, 2008, which identifies assumptions made in the valuation of option awards in accordance with FAS 123R. The Company’s stock-based compensation expense recognized under FAS 123R reflects an estimated forfeiture rate of 5% in 2007. The values recognized in the “Option Awards” column above do not reflect such expected forfeitures.

(4)	For a description of the non-equity incentive plan see discussion following “Grants of Plan Based Awards in 2007.”

(5)	Amounts include employer contributions credited under Genentech’s 401(k) Plan and Supplemental Plan (a non-qualified plan that operates in parallel with the 401(k) Plan) as well as interest earned under the Supplemental Plan. Under the 401(k) Plan, which is open to substantially all of our U.S. employees, we make matching contributions based on each participant’s voluntary salary deferrals, subject to plan and Code limits. In addition, we make a contribution for each eligible employee equal to 2% of his or her eligible compensation, subject to plan and Code limits. Under the Supplemental Plan, we generally will credit each eligible participant with an amount equal to the additional contributions that he or she would have received under the 401(k) Plan, assuming that he or she had been allowed to participate in the 401(k) Plan without regard to certain Code limits on eligible compensation and contribution amounts.

(6)	Includes $15,750 in Company contributions under the 401(k) Plan, $244,650 in Company contribution credits under the Supplemental Plan, $53,286 in earnings under the Supplemental Plan, and $97,375 in security services at Dr. Levinson’s personal residence in 2007.

(7)	Includes $15,400 in Company contributions under the 401(k) Plan, $194,250 in Company contribution credits under the Supplemental Plan, $42,268 in earnings under the Supplemental Plan, and $191,617 in security services at Dr. Levinson’s personal residence in 2006.

(8)	Includes $15,750 in Company contributions under the 401(k) Plan and $80,418 in Company contribution credits under the Supplemental Plan.

(9)	Includes $15,400 in Company contributions under the 401(k) Plan, $47,571 in Company contribution credits under the Supplemental Plan, and $4,340 in earnings under the Supplemental Plan.

(10)	Includes $15,750 in Company contributions under the 401(k) Plan, $52,788 in Company contribution credits under the Supplemental Plan and $20,236 in earnings under the Supplemental Plan.

(11)	Includes $15,400 in Company contributions under the 401(k) Plan, $83,510 in Company contribution credits under the Supplemental Plan, and $15,601 in earnings under the Supplemental Plan.

(12)	Includes $15,750 in Company contributions under the 401(k) Plan and $37,440 in Company contribution credits under the Supplemental Plan.

(13)	Includes $15,400 in Company contributions under the 401(k) Plan, $54,938 in Company contribution credits under the Supplemental Plan, $5,259 in earnings under the Supplemental Plan, $30,000 in loan forgiveness, $881 in imputed interest in connection with the loan, and $17,436 gross-up for taxes in connection with the loan forgiveness and imputed interest.

(14)	Includes $15,750 in Company contributions under the 401(k) Plan, $35,274 in Company contribution credits under the Supplemental Plan and $13,046 in earnings under the Supplemental Plan.

(15)	Includes $15,400 in Company contributions under the 401(k) Plan, $51,928 in Company contribution credits under the Supplemental Plan, and $10,147 in earnings under the Supplemental Plan.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following information sets forth grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2007.

					All Other
					Option	Exercise
		Estimated Future Payouts Under			Awards:	of Base
		Non- Equity Incentive Plan Awards			Number of	Price of
					Securities	Option	Grant Date Fair
	Grant	Threshold	Target	Maximum	Underlying	Awards	Value of Option
Name	Date	($)	($)	($)	Options (#)	($/sh)	Awards ($)

Arthur D. Levinson, Chief Executive Officer	9/20/07	0	1,757,462	3,954,290	400,000	79.55	9,768,000

David A. Ebersman, Executive Vice President and Chief Financial Officer	9/20/07	0	425,040	956,340	125,000	79.55	3,052,500

Susan D. Desmond- Hellmann, President, Product Development	9/20/07	0	599,860	1,349,685	210,000	79.55	5,128,200

Richard H. Scheller, Executive Vice President, Research	9/20/07	0	388,430	873,968	125,000	79.55	3,052,500

Stephen G. Juelsgaard, Executive Vice President, Chief Compliance Officer and Secretary	9/20/07	0	390,950	879,638	125,000	79.55	3,052,500

With respect to Non-Equity Incentive Plan Awards, for fiscal year 2007, the Compensation Committee set specific corporate targets and goals in the five categories as described in the tables included in “Compensation Discussion and Analysis — Elements of Compensation — Bonus” above.

The options granted in 2007 to our Named Executive Officers were pursuant to the 2004 Equity Incentive Plan. Generally, stock options granted to employees have a maximum term of 10 years, and vest over a four year period from the date of grant: 25% vest at the end of the first year, and 75% vest monthly in equal increments over the remaining three years. We may grant options with different vesting terms from time to time. Unless an employee’s termination of service is due to retirement, disability or death, upon termination of service, any unexercised vested options will be forfeited at the end of three months or the expiration of the option, whichever is earlier.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2007

The following information outlines the non-qualified deferred compensation given to the Named Executive Officers as of December 31, 2007.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions for	Contributions for	Earnings in Last	Withdrawals/	Balance at Last
Name	Last FY ($)	Last FY ($)(1)	FY ($)(2)	Distributions ($)	FYE ($)(3)
Arthur D. Levinson, Chief Executive Officer	0	244,650	53,286	0	1,159,750
David A. Ebersman, Executive Vice President and Chief Financial Officer	0	80,418	(43)	0	141,193
Susan D. Desmond-Hellmann, President, Product Development	0	52,788	20,236	0	440,448
Richard H. Scheller, Executive Vice President, Research	0	37,440	(841)	0	167,586
Stephen G. Juelsgaard, Executive Vice President, Chief Compliance Officer and Secretary	0	35,274	13,046	0	283,956

(1)	Amounts consist of employer contributions credited under the Supplemental Plan in early 2008 for fiscal year 2007. Under the Supplemental Plan, we generally will credit each eligible participant with an amount equal to the additional employer contributions that he or she would have received under the 401(k) Plan, assuming that he or she had been allowed to participate in the 401(k) Plan without regard to certain Code limits on eligible compensation and contribution amounts. Company contributions to the Supplemental Plan for Named Executive Officers are also included in the Summary Compensation Table as “All Other Compensation.”

(2)	Each participant’s Supplemental Plan account earned interest at the current 10-year Treasury bill rate, the rate of return of the S&P 500 Index, or both, depending on the investment election made by the participant.

(3)	Amounts do not include the contributions identified in “Company Contributions for Last FY” as such contributions were made in early 2008 (for fiscal year 2007).

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following information outlines outstanding equity awards held by the Named Executive Officers as of December 31, 2007. All information in this Proxy Statement relating to the number of shares and price per share of our Common Stock give effect to the November 1999, October 2000 and May 2004 two-for-one splits of our Common Stock.

	Option Awards
		Number of		Number of
		Securities		Securities
		Underlying		Underlying		Option
		Unexercised		Unexercised		Exercise	Option
	Option Grant	Options (#)		Options (#)		Price	Expiration
Name	Date	Exercisable		Unexercisable		($/sh)	Date

Arthur D. Levinson	07/16/1999	779,304	(1)	0	(1)	12.13	07/16/09

Chief Executive Officer	09/20/2000	720,000	(2)	0	(2)	40.99	09/20/10

	09/26/2001	720,000	(2)	0	(2)	20.90	09/26/11

	09/12/2002	900,000	(2)	0	(2)	14.28	09/12/12

	09/11/2003	640,000	(2)	0	(2)	42.05	09/11/13

	09/23/2004	731,250	(2)	168,750	(2)	53.23	09/23/14

	09/23/2005	396,563	(2)	308,437	(2)	85.83	09/23/15

	09/20/2006	156,250	(3)	343,750	(3)	79.17	09/20/16

	09/20/2007	0	(3)	400,000	(3)	79.55	09/20/17

David A. Ebersman	09/26/2001	106,400	(2)	0	(2)	20.90	09/26/11

Executive Vice	09/12/2002	180,000	(2)	0	(2)	14.28	09/12/12

President and Chief	09/11/2003	132,000	(2)	0	(2)	42.05	09/11/13

Financial Officer	09/23/2004	121,875	(2)	28,125	(2)	53.23	09/23/14

	09/23/2005	88,594	(2)	68,906	(2)	85.83	09/23/15

	09/20/2006	42,188	(3)	92,812	(3)	79.17	09/20/16

	09/20/2007	0	(3)	125,000	(3)	79.55	09/20/17

Susan D. Desmond-Hellmann	09/20/2000	362,808	(2)	0	(2)	40.99	09/20/10

President, Product Development	09/26/2001	300,000	(2)	0	(2)	20.90	9/20/11

	09/11/2003	360,000	(2)	0	(2)	42.05	09/11/13

	09/23/2004	292,500	(2)	67,500	(2)	53.23	09/23/14

	09/23/2005	168,750	(2)	131.250	(2)	85.83	09/23/15

	09/20/2006	75,000	(3)	165,000	(3)	79.17	09/20/16

	09/20/2007	0	(3)	210,000	(3)	79.55	09/20/17

Richard H. Scheller	09/23/2004	12,500	(2)	37,500	(2)	53.23	09/23/14

Executive Vice President,	09/23/2005	92,812	(2)	72,188	(2)	85.83	09/23/15

Research	09/20/2006	42,187	(3)	92,813	(3)	79.17	09/20/16

	09/20/2007	0	(3)	125,000	(3)	79.55	09/20/17

Stephen G. Juelsgaard	09/20/2000	61,220	(2)	0	(2)	40.99	09/20/10

Executive Vice President,	09/11/2003	250,000	(2)	0	(2)	42.05	09/11/13

Chief Compliance Officer and	09/23/2004	162,500	(2)	37,500	(2)	53.23	09/23/14

Secretary	09/23/2005	92,812	(2)	72,188	(2)	85.83	09/23/15

	09/20/2006	42,187	(3)	92,813	(3)	79.17	09/20/16

	09/20/2007	0	(3)	125,000	(3)	79.55	09/20/17

(1)	The options were granted pursuant to the Genentech, Inc. 1999 Stock Plan and vested monthly during the 36-month period from the grant date.

(2)	The options were granted pursuant to the 1999 Stock Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming no change in employment with the Company.

(3)	The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming no change in employment with the Company.

OPTION EXERCISES IN 2007

The following information sets forth stock options exercised by the Named Executive Officers as of December 31, 2007.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)

Arthur D. Levinson,	75,000	5,588,271
Chief Executive Officer

David A. Ebersman,	75,000	3,953,367
Executive Vice President and Chief Financial Officer

Susan D. Desmond-Hellmann,	170,000	11,556,663
President, Product Development

Richard H. Scheller,	97,918	3,127,971
Executive Vice President, Research

Stephen G. Juelsgaard,	100,000	5,322,139
Executive Vice President, Chief Compliance Officer and Secretary

(1)	Represents the excess of the fair market value of the shares exercised on the exercise date over the aggregate exercise price of such shares.

COMPENSATION COMMITTEE MATTERS

The Compensation Committee is responsible for reviewing and approving the Company’s compensation and benefits plans, programs and policies and determining the compensation of our executive officers, including that of Dr. Levinson, our Chairman and CEO. The Compensation Committee is comprised of all the directors except Dr. Levinson. The Compensation Committee has the authority to retain a compensation consultant to assist the Compensation Committee in the evaluation of the compensation of the Company’s CEO or other executive officers. The Compensation Committee has the authority to retain or terminate any arrangements, and to approve the fees and other terms with respect to such a compensation consultant. The Compensation Committee also has the authority as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.

The Compensation Committee uses two different consultants to help determine executive compensation. Mercer Human Resources Consulting provides benchmarking data which is used in assessing certain information of our comparator companies. This benchmarking data is used in determining the amount of base salaries only and does not apply to bonuses or stock option awards. Mercer Human Resources Consulting also provides a market pay analysis of our comparator group and pay recommendations to help determine total compensation levels for our NEOs and other officers. This analysis and recommendation includes:

•	Evaluation of our NEOs’ total compensation relative to our comparator group over a three-year period. This review includes both market survey data and proxy data analyses. Total compensation that is evaluated includes, but is not limited to: base salary, bonus, and equity.

•	Review of Genentech’s matching of our NEOs’ jobs to similar jobs in our comparator group with recommendations for changes to ensure the most appropriate match for accurate measurement of market compensation levels.

•	A written evaluation of our NEOs’ compensation compared to our comparator group and recommendations on changes to compensation to address any gaps that are identified.

•	Pay increase reviews for approximately 64 (non-NEO) officers including appropriate market data using our comparator group.

•	Presentation materials to be used for Compensation Committee review addressing the link between compensation rewards, Genentech’s business strategy, and competition for talent in the biotechnology sector.

Frederick W. Cook & Co., Inc. provides data relating to our overall pool of stock options which allows us to assess whether the percentage of our overall pool awarded to executive officers is set at a competitive level, and in turn helps us determine the appropriate grant size for our executive officers. Frederick W. Cook & Co., Inc. also provides a market equity pay analysis of our comparator group and recommendations to help us determine the overall competitive stock pool size and the appropriate grant size for our NEOs. This review includes:

•	Share usage regression analysis using three-year overview of our comparator group usage and market capitalization.

•	Three-year overview of annual cost of long term incentive shares granted as a percentage of market cap (Shareholder Value Transfer Rate)

•	Three-year overview of comparator group share usage for our NEOs including, long term incentive allocation as a percentage of shares outstanding, stockholder value transfer allocation, and annual grant value.

•	Most recent four quarters of peer financial data (revenue and net income), market capitalization and annualized stockholder return (one- and three-year review).

We do not use compensation consultants to assist us with director compensation. Please see “Compensation Discussion and Analysis” beginning on page 25 for further information concerning our compensation programs. The Compensation Committee operates under a formal written charter available on the Company’s website at www.gene.com. The charter is available in print to any stockholder who requests it by contacting our Investor Relations department at Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990 or by telephone at (650) 225-4150.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For fiscal year 2007, our Compensation Committee consisted of Mr. Burns, Ms. Reed and Drs. Boyer, Hunziker, Knowles and Sanders.

Dr. Boyer, a co-founder of the Company, was a Vice President of Genentech from 1976 to 1991.

Mr. Burns was appointed Chief Executive Officer of the Pharmaceuticals Division of The Roche Group in 2005 and from 2001 to 2004 was Head of such division. He is a member of the Corporate Executive Committee of The Roche Group.

Dr. Hunziker joined The Roche Group as Chief Financial Officer in 2001. He is Deputy Head of the Corporate Executive Committee of The Roche Group.

Dr. Knowles joined The Roche Group in 1997 as Head of Global Research. He is Head of Group Research and a member of the Corporate Executive Committee of The Roche Group.

Pursuant to the terms of the affiliation agreement, Mr. Burns and Drs. Hunziker and Knowles are serving on our Compensation Committee as designees of Roche. See “Relationship with Roche” above and “Certain Relationships and Related Person Transactions” below for a description of our relationship with Roche.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s proxy statement on Schedule 14A.

From the members of the Compensation Committee of Genentech:

Herbert W. Boyer
William M. Burns
Erich Hunziker
Jonathan K. C. Knowles
Debra L. Reed
Charles A. Sanders

(1)	The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

See “Relationship with Roche” beginning on page 4 for a discussion of certain of our agreements with Roche and Hoffman-La Roche.

Related Person Transactions in 2007

In 2007, under all our agreements and arrangements with Roche, contract revenue from Hoffmann-La Roche and its affiliates, including amounts earned related to ongoing development activities after option exercise dates, totaled $95 million. All other revenues from Roche, Hoffmann-La Roche and their affiliates, principally royalties and product sales, totaled $1,985 million in 2007. Cost of sales included amounts related to Hoffmann-La Roche of $422 million in 2007. R&D expenses in 2007 include amounts of $259 million related to our R&D collaboration with Roche.

Listed below are the categories of 2007 revenues and cost and expenses associated with Roche for each of the following agreements: (i) 1999 Amended and Restated Agreement between Genentech, Inc. and F. Hoffmann-La Roche Ltd regarding Commercialization of Genentech’s Products outside of the United States, as amended (the “Ex-U.S. Agreement”); (ii) Agreement among F. Hoffmann-La Roche Ltd and Genentech, Inc. regarding anti-HER2 (the “Anti-HER2 Agreement”); and (iii) the Collaborative Agreement among F. Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc. and Genentech, Inc. (the “Collaborative Agreement”).

(Amounts in Millions)	Ex-U.S. Agreement		Anti-HER2 Agreement		Collaborative Agreement

Revenues	$954	*	$1,031	*	$95
Cost and Expenses	$305		$117		$259

*	Revenues exclude the impact of foreign exchange hedges totaling $11 million which could not be segregated by contract. Additionally certain prices for sales pursuant to the Ex-U.S. Agreement and Anti-HER2 Agreement were determined by subsequent supply agreements between Genentech, Inc. and Roche.

The spouse of Dr. Patrick Yang is employed at Genentech in a non-officer position and in a group outside of Product Operations, the group headed by Dr. Yang. Her salary and bonus in 2007 totaled approximately $160,000, and are commensurate with the compensation of other Genentech employees in similar positions.

Policies and Procedures for Approval of Related Person Transactions

Our policy and procedures with respect to any related person transaction between the Company and any related person requiring disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, is that such transaction is consummated only if the Audit Committee approves or ratifies such transaction; the disinterested members of the Board of Directors approves or ratifies such transaction; or the transaction involves compensation approved or ratified by the Compensation Committee. The Board of Directors has adopted a written policy reflecting the policy and procedures identified above.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for recommendations of candidates for election to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given written notice to our Corporate Secretary, c/o Genentech, Inc., 1 DNA Way, MS 49, South San Francisco, California 94080-4990, not less than 90 days before the one-year anniversary of the date on which we first mailed our Proxy Statement to stockholders in connection with the previous year’s annual meeting of stockholders. To be timely for the 2009 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed and received at our principal executive offices by December 12, 2008. However, in the event that the annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, notice by the stockholder must be received not later than the later of 90 days in advance of such annual meeting and ten days following the date on which public announcement of the date of the meeting is first made. In addition to the timing requirements stated above, any stockholder proposal to be brought before the annual meeting must set forth (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on our books, of the stockholder proposing such business, (C) the class and number of shares of our Common Stock that are beneficially owned by the stockholder, (D) any material interest of the stockholder in such business, and (E) any additional information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, our stockholders who want to submit proposals for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the 1934 Act. For such proposals to be included in our proxy materials next year relating to our 2009 Annual Meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than November 12, 2008. Such proposals must be delivered to our Corporate Secretary, c/o Genentech, Inc., 1 DNA Way, MS 49, South San Francisco, California 94080-4990.

The Company was not notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote the proxies held by them on any matter properly brought before the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors, executive officers and those persons owning more than 10% of our equity securities to file reports of holdings and transactions in our equity securities with the SEC. Copies of these reports are required to be furnished to us. We believe that all Forms 3, 4 and 5 required to be filed were filed on time during 2007.

HOUSEHOLDING

“Householding” means that we may deliver a single set of proxy materials to households with multiple stockholders, provided certain conditions are met. We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our Proxy Statement and annual report at the request of any stockholder who is in a household that participates in the householding of our proxy materials. In addition, you may request that we deliver separate copies in the future. In either case, you may send your request by mail to our Investor Relations department at Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990 or by telephone at (650) 225-4150.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the proxy card will vote on those matters in accordance with their best judgment.

Appendix A

Genentech, Inc.

1991 EMPLOYEE STOCK PLAN

(Amended and restated effective          , 2008)

1.	Purpose

The purpose of this 1991 Employee Stock Plan (the “Plan”) is to provide employees of Genentech, Inc. (the “Company”), and its U.S. subsidiaries designated by the Company’s Board of Directors, who wish to become stockholders of the Company an opportunity to purchase (i) shares of Common Stock of the Company (the “Shares”). The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Eligible Employees

Subject to the provisions of Sections 7, 8 and 9 below, any individual who is in the full-time employment of the Company on the day on which a Grant Date (as defined in Section 3 below) occurs is eligible to participate in an offering of Shares made by the Company hereunder. In addition, the Board of Directors may at any time designate one or more of the Company’s U.S. subsidiary corporations (as defined in Section 425(f) of the Code) to be included in an offering of Shares under the Plan. Full-time employment shall mean employment by the Company or its designated U.S. subsidiary for:

(a) 20 hours or more per week; and

(b) more than five months in the calendar year.

3.	Grant Dates

From time to time, the Board of Directors may fix a date (a “Grant Date”) or a series of dates (each of which is a “Grant Date”) on which the Company will grant rights to purchase Shares (“Rights”) to employees eligible to participate.

4.	Prices

The purchase price per Share for Shares covered by a grant of Rights hereunder shall be determined by the Board of Directors, but in no event shall be less than the lesser of:

(a) eighty-five percent (85%) of the fair market value of a Share on the Grant Date on which such Right was granted; or

(b) eighty-five percent (85%) of the fair market value of a Share on the date such Right is exercised as to that Share.

5.	Exercise of Rights and Method of Payment

(a) Rights granted under the Plan will be exercisable on specific dates as determined by the Board of Directors.

(b) The method of payment for Shares purchased upon exercise of Rights granted hereunder shall be through regular payroll deductions or by lump sum cash payment, or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions or other payments in exercise of Rights unless specifically provided for by the Board of Directors.

6.	Terms of Rights

Rights granted hereunder shall be exercisable during a twenty-seven (27) month period or such shorter period as determined by the Board of Directors. All Rights granted to an employee shall terminate upon termination of full-time employment of the employee. Any payments received by the Company from a participating employee with respect to a Right granted hereunder and not utilized for the purchase of Shares upon exercise of such Right shall be promptly returned to such employee by the Company after termination of such Right, except that amounts that were not so utilized because such amounts were insufficient to purchase a whole Share may be applied toward the purchase of Shares pursuant to a Right subsequently granted hereunder, if any.

7.	Shares Subject to the Plan

No more than Sixty Two Million Four Hundred Thousand (62,400,000) Shares may be sold pursuant to Rights granted under the Plan. Appropriate adjustments in the above figure, in the number of Shares covered by outstanding Rights granted hereunder, in the exercise price of the Rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 9 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a Right and each Right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation will include provisions for protection of the then existing Rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to Rights under the Plan. If for any reason any Right under the Plan terminates in whole or in part, Shares subject to such terminated Right may again be subject to a Right under the Plan.

8.	Limitations on Grants

Anything to the contrary notwithstanding, pursuant to Section 423 of the Code:

(a) No employee shall be granted a Right hereunder if such employee, immediately after the Right is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent corporation (as defined in Section 425(c) of the Code) or any subsidiary corporation, in each case computed in accordance with Section 423(b)(3) of the Code.

(b) No employee shall be granted a Right which permits his Rights to purchase Shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such Shares (determined at the time such Right is granted) for each calendar year in which such Right is outstanding at any time, all in accordance with the provisions of Section 423(b)(8) of the Code.

9.	Limits on Participation

(a) Participation shall be limited to eligible employees who enroll under the Plan.

(b) No Right granted to any participating employee shall cover more than Ninety Six Thousand (96,000) Shares.

(c) No more than One Million Four Hundred Forty Thousand (1,440,000) Shares may be purchased during any calendar quarter upon the exercise of Rights granted under the Plan; provided, however, that for those calendar quarters in which the Company pays regular annual bonuses to eligible employees, the maximum aggregate number of Shares which may be purchased upon the exercise of Rights shall be One Million Six Hundred Thousand (1,600,000) Shares. If the aggregate purchases of Shares upon exercises of Rights granted under the Plan would exceed the applicable maximum number for a particular calendar quarter, the maximum permitted number of Shares shall be allocated to the exercising participants in proportion to the number of Shares they would otherwise purchase during such calendar quarter.

10.	Employee’s Rights as Stockholder

No participating employee shall have any Rights as a stockholder in the Shares covered by a Right granted hereunder until such Right has been exercised, full payment has been made for the corresponding Shares and the purchase has been entered in the records of the Transfer Agent for the Shares.

11.	Rights Not Transferable

Rights under the Plan are not assignable or transferable by a participating employee.

12.	Amendments or Discontinuance of the Plan

The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing Rights of all participating employees shall not be adversely affected thereby, except that in the case of a participating employee of a foreign branch of the Company or a designated U.S. subsidiary corporation the Plan may be varied to conform with local laws, and provided further that, subject to the provisions of Section 7 above, no such amendment to the Plan shall, without the approval of the stockholders of the Company:

(a) Increase the total number of Shares which may be offered under the Plan;

(b) Amend the Plan in any manner which would render Rights granted hereunder unqualified for special tax treatment under Section 421 of the Code.

13.	Effective Date and Approvals

The Plan shall become effective as of January 1, 1991. The Company’s obligation to offer, sell or deliver its Shares under the Plan is subject to the approval of the Company’s stockholders and any governmental approval required in connection with the authorized issuance or sale of such Shares and is further subject to the determination by the Company that all applicable securities laws have been complied with.

14.	Administration of the Plan

The Board of Directors or any committee or person(s) to whom it delegates its authority (the “Administrator”) shall administer, interpret and apply all provisions of the Plan. The Administrator may waive such provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet!
Telephone and Internet voting are available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Please note that all 401(k) Plan Participant votes cast via telephone or the Internet must be cast prior to 10:00 p.m., Pacific Daylight Time, on Thursday, April 10, 2008. Please note that all registered stockholder votes cast via telephone or the Internet must be cast prior to 10:00 p.m., Pacific Daylight Time, Monday, April 14 2007. If you wish to change or revoke your vote you may re-vote via telephone or the Internet, or return your properly completed proxy card; your latest vote received prior to the deadline will override each of your previous votes.
(LOGO) Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/dna
•	Follow the steps outlined on the secured website.
(LOGO) Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.   ☐

Annual Meeting Proxy Card	123456	C0123456789	12345

   ☐ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE
ENCLOSED ENVELOPE. ☐

A	Proposals — The Board of Directors recommends a vote FOR the nominees for director listed below and FOR Proposal 2.

1. Election of Directors:	For	Withhold	For	Withhold	For	Withhold

01 — Herbert W. Boyer	☐	☐ 02 — William M. Burns	☐	☐ 03 — Erich Hunziker	☐	☐

04 — Jonathan K.C. Knowles	☐	☐ 05 — Arthur D. Levinson	☐	☐ 06 — Debra L. Reed	☐	☐

07 — Charles A. Sanders	☐	☐

	For	Against	Abstain
2. To approve an amendment to the Genentech, Inc. 1991 Employee Stock Plan to authorize the sale of an additional 10,000,000 shares.	☐	☐	☐

	For	Against	Abstain
3. To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of Genentech for the year ending December 31, 2008.	☐	☐	☐

4.   By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual
Meeting or any adjournment or postponement of the Annual Meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attandance
Mark the box to right if you plan to attend the annual meeting
☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more that one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

  ☐ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ☐

Proxy

GENENTECH, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 15, 2008
The undersigned appoints Stephen G. Juelsgaard and Arthur D. Levinson, and each of them, as proxies of the undersigned, each with full power of substitution, to vote all of the shares of common stock of Genentech, Inc. (“Genentech”) held of record by the undersigned as of February 19, 2008 at the Annual Meeting of Stockholders of Genentech to be held at the Four Seasons Hotel, 2050 University Avenue, East Palo Alto, California on Tuesday, April 15, 2008, commencing at 10:00 a.m., local time, and at any adjournment or postponement of the Annual Meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.
FOR 401(k) PLAN PARTICIPANTS
THE SHARES CREDITED TO YOUR ACCOUNT WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY APRIL 10, 2008, THE SHARES CREDITED TO YOUR ACCOUNT WILL NOT BE VOTED.
FOR REGISTERED STOCKHOLDERS
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PERSONS NAMED ABOVE IN ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.
YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING
ENVELOPE.